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TABLE OF CONTENTS PROSPECTUS SUPPLEMENT

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of a registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated February 7, 2011

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-166361

PROSPECTUS SUPPLEMENT
 (To prospectus dated May 14, 2010)

4,000,000 Shares

Common Stock

                We are offering 4,000,000 shares of our common stock. Our common stock is traded on The New York Stock Exchange under the symbol "VQ." On February 4, 2011, the last reported sale price of our common stock was $21.01 per share.

                Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page S-10 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

                The underwriters may also purchase up to an additional 600,000 shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

                The shares will be ready for delivery on or about February     , 2011.

Joint Book-Running Managers

BofA Merrill Lynch	BMO Capital Markets

Co-Managers

KeyBanc Capital Markets
BNP PARIBAS
Mitsubishi UFJ Securities
RBS
Scotia Capital
BOSC, Inc.

The date of this prospectus supplement is February     , 2011

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

              Except as otherwise indicated, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares to cover over-allotments.

              This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement.

              You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, the documents we incorporate by reference and any free writing prospectus prepared by or on behalf of us. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of such documents. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the common stock offered hereunder, nor does this prospectus supplement or the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

              As used in this prospectus supplement, unless the context otherwise indicates, references to "Venoco," the "company," "we," "our," "ours" and "us" refer to Venoco, Inc. and its subsidiaries collectively. Certain oil and natural gas industry terms used in this prospectus supplement are defined in the "Glossary of Technical Terms" beginning on page S-46.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, including our Annual Report on Form 10-K for the year ended December 31, 2009, contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The use of any statements containing the words "anticipate," "intend," "believe," "estimate," "project," "expect," "plan," "should" or similar expressions are intended to identify such statements. Forward-looking statements relate to, among other things, expected future production, expenses and cash flows, the nature, timing and results of capital expenditure projects, amounts of future capital expenditures, our future debt levels and liquidity, our future compliance with covenants under our revolving credit facility, our pursuit and receipt of approvals relating to the proposed pipeline project at the South Ellwood field and the maintenance of delivery and sales arrangements relating to production from the South Ellwood field. The expectations reflected in such forward-looking statements may prove to be incorrect. Disclosure of important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are included under the heading "Risk Factors" in this prospectus supplement, our Annual Report on Form 10-K for the year ended December 31, 2009, a document we refer to as our 2009 10-K, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, a document we refer to as our Third Quarter 10-Q. All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statement. Factors that could cause actual

S-i

results to differ materially from our expectations include, among others, those factors referenced in the "Risk Factors" section of this prospectus supplement, our Quarterly Reports on Form 10-Q for the three months ended June 30, 2010 and September 30, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009 and such things as:

  •
  changes in oil and natural gas prices, including reductions in prices that would adversely affect our revenues, income, cash flow from operations, liquidity and reserves;

  •
  adverse conditions in global credit markets and in economic conditions generally;

  •
  risks related to our level of indebtedness;

  •
  our ability to replace oil and natural gas reserves;

  •
  risks arising out of our hedging transactions;

  •
  our inability to access oil and natural gas markets due to operational impediments;

  •
  uninsured or underinsured losses in, or operational problems affecting, our oil and natural gas operations;

  •
  inaccuracy in reserve estimates and expected production rates;

  •
  exploitation, development and exploration results, including in the onshore Monterey shale, where our results will depend on, among other things, our ability to identify productive intervals and drilling and completion techniques necessary to achieve commercial production from those intervals;

  •
  our ability to manage expenses, including expenses associated with asset retirement obligations;

  •
  a lack of available capital and financing, including as a result of a reduction in the borrowing base under our revolving credit facility;

  •
  the existence of unanticipated liabilities or problems, including those relating to acquired businesses or properties or equipment failure;

  •
  difficulties involved in the integration of operations we have acquired or may acquire in the future;

  •
  factors affecting the nature and timing of our capital expenditures;

  •
  the impact and costs related to compliance with or changes in laws or regulations governing or affecting our operations, including changes resulting from the Deepwater Horizon well blowout in the Gulf of Mexico, from the Dodd-Frank Wall Street Reform and Consumer Protection Act or its implementing regulations and from regulations relating to greenhouse gas emissions;

  •
  delays, denials or other problems relating to our receipt of operational consents and approvals from governmental entities and other parties;

  •
  environmental liabilities;

  •
  loss of senior management or technical personnel;

  •
  acquisitions and other business opportunities (or the lack thereof) that may be presented to and pursued by us;

  •
  natural disasters, including severe weather;

  •
  the timing of consummating the concurrent offering of senior notes, if that offering is completed;

  •
  risk factors discussed in this prospectus supplement and the accompanying prospectus; and

  •
  other factors, many of which are beyond our control.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

              This summary highlights selected information appearing elsewhere in this prospectus supplement, the accompanying prospectus or a document incorporated by reference. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully before making an investment decision. Please read the section entitled "Risk Factors" commencing on page S-10 of this prospectus supplement and additional information contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 incorporated by reference in this prospectus supplement for more information about important factors you should consider before investing in our common stock in this offering.

 Our Company

              We are an independent energy company primarily engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties. Since our founding in 1992, our core areas of focus have been offshore and onshore California. Our principal producing properties are located both onshore and offshore Southern California and onshore in California's Sacramento Basin, and are characterized by long reserve lives, predictable production profiles and substantial opportunities for further exploitation and development. We are also pursuing a major exploration and development project targeting the onshore Monterey shale formation in Southern California.

              We are one of the largest independent oil and natural gas companies in California based on production volumes. According to a reserve report prepared by DeGolyer & MacNaughton, we had proved reserves of approximately 85.1 MMBOE as of December 31, 2010, based on adjusted prices of $69.18 per Bbl for oil and $4.37 per MMBtu for natural gas. As of that date, 50% of our proved reserves were oil and 50% were proved developed, and the PV-10 of those reserves was approximately $1.1 billion. Our definition of PV-10, and a reconciliation of a standardized measure of discounted future net cash flows to PV-10, is set forth in "—Recent Developments—PV-10." Our average net production in 2010 was 18,241 BOE/d.

              The following table summarizes certain information concerning our production in 2010 and our reserves and inventory of drilling locations as of December 31, 2010.

	2010 Net Production			Proved Reserves(1)
	Oil (MBbl)	Gas (MMCF)	(MBOE)	Total (MMBOE)	% Oil	PV-10 ($MM)	Drilling Locations(2)
Southern California	2,677	897	2,827	45.0	93.4%	$895.9	42
Sacramento Basin	3	21,958	3,662	39.6	0.0%	$227.3	610
Texas(3)	112	341	169	0.5	100.0%	$5.5	—

Total	2,792	23,196	6,658	85.1	50.0%	$1,128.7	652

(1)
Unescalated twelve month arithmetic average of the first day of the month posted prices of $79.43 per Bbl for oil and natural gas liquids and $4.38 per MMBtu for natural gas were adjusted for regional price differentials and other factors to arrive at prices of $69.18 per Bbl for oil, $59.85 per Bbl for natural gas liquids and $4.37 per MMBtu for natural gas, which were used in the calculation of proved reserves at December 31, 2010.

(2)
Represents total gross drilling locations identified by management as of December 31, 2010, excluding potential onshore Monterey shale drilling locations. Of the total shown, 309 locations are classified as proved.

(3)
We sold our producing properties in Texas in a series of transactions that closed in the second quarter of 2010.

 Our Strengths

              We believe that the following strengths provide us with significant competitive advantages:

              High quality asset base with a long reserve life and growth potential.    Most of our reserves are located in fields that have large volumes of hydrocarbons in place in multiple geologic horizons. One of our primary objectives is to use our engineering expertise to improve recovery rates from these fields and thereby increase our production and reserves. Our offshore Southern California fields generally have well-established production histories and exhibit relatively moderate production declines. As of December 31, 2010, our proved reserves to production ratio was 13 years based on production during the fourth quarter of 2010. In addition, because our producing properties typically have substantial volumes of remaining hydrocarbons, they provide significant potential upside in proved reserves. We believe that we can develop additional reserves from these properties on a cost effective basis with relatively limited risk. As of December 31, 2010, we had identified 652 drilling locations on our legacy Southern California and Sacramento Basin properties, and we anticipate identifying additional locations on those properties as we pursue our exploitation and development activities.

              Extensive knowledge of the Monterey shale formation and substantial onshore Monterey acreage.    A substantial portion of our production is from offshore wells targeting the fractured Monterey shale formation. Our technical team has extensive offshore experience with the evaluation and exploitation of this reservoir. We believe that there are significant exploration, exploitation and development opportunities relating to the Monterey shale formation onshore as well, and that our offshore expertise will help us take advantage of those opportunities. To date, our onshore Monterey shale acreage position is approximately 207,000 gross and 137,000 net acres. An additional 60,000 gross and 46,000 net acres with Monterey shale production or potential are held by production. We began drilling wells targeting the onshore Monterey shale in 2010, and plan a significant expansion of our activities there in 2011.

              Substantial operational flexibility.    We have substantial flexibility in adapting our activities to respond to changes in commodity prices and business conditions generally. We have relatively few medium and long-term drilling commitments and are therefore capable of deferring a large portion of our capital expenditures and/or shifting those expenditures between natural gas and oil-oriented projects as commodity prices dictate. In addition, we have operating control of substantially all of our properties, which allows us to manage overhead, production and drilling costs and capital expenditures and to control the timing of exploration, exploitation and development activities.

              Reputation for environmental, safety and regulatory compliance.    We believe that we have established a reputation among regulators and other oil and natural gas companies as having a commitment to safe environmental practices. For example, the state of California has presented us with awards for outstanding lease maintenance at our Beverly Hills and Santa Clara Avenue fields and the onshore facility that services our South Ellwood field. Additionally, the U.S. Bureau of Ocean Energy Management, Regulation and Enforcement presented us with the Safety Award for Excellence for our offshore operations in the Santa Clara Federal Unit, recognizing us as the top operator in the Pacific Outer Continental Shelf in 2008. We believe that our reputation is an important advantage for us when we are competing to acquire properties, particularly those in environmentally sensitive areas, because sellers are often concerned that they could be held responsible for environmental problems caused by the purchaser.

              Strong position in the Sacramento Basin.    We have considerable expertise in the exploration, exploitation and development of properties in the Sacramento Basin, where we have operated since 1996. We have drilled over 450 wells in the basin in the last five years and we are currently one of the largest operators there in terms of production and acreage. We believe that our experience, expertise and substantial presence in the basin will allow us to take advantage of attractive acquisition, exploration, exploitation and development opportunities there. In addition, we believe that the basin's proximity to northern California natural gas markets, its substantial gathering infrastructure and pipeline capacity and the relatively favorable historical differential to NYMEX prices received for natural gas produced there contribute to the value of our position.

              Experienced, proven management and operations team.    The members of our management team have an average of over 25 years of experience in the oil and natural gas industry. Prior to founding our company in 1992, our CEO, Timothy Marquez, worked for Unocal for 13 years in both engineering and managerial positions. Our operations team has significant experience in the California oil and natural gas industry across a broad range of disciplines, including geology, drilling and operations, and regulatory and environmental matters. Our team includes 63 engineers and geoscientists as of December 31, 2010. We believe that our experience and knowledge of the California oil and natural gas industry are important competitive advantages for us.

Our Strategy

              We intend to continue to use our competitive strengths to advance our corporate strategy. The following are key elements of that strategy:

              Explore and develop the onshore Monterey shale formation.    We plan to use the expertise we have developed with the fractured Monterey shale formation from our work in the South Ellwood and Sockeye fields to facilitate our acquisition, exploration, exploitation and development of onshore properties with similar characteristics. We plan to devote approximately 50% of our $200 million capital expenditure budget for 2011, or $100 million, on activities targeting the onshore Monterey shale, including the drilling of approximately 30 gross wells and the acquisition of additional acreage and 3D seismic data. We expect only modest production from our onshore Monterey shale project in 2011, with our principal current objective being the development and refinement of successful prospect identification, drilling and completion processes. We expect a further expansion of our activities in the area in subsequent years.

              Continue development of the Sacramento Basin.    We intend to continue to pursue an active drilling and acreage acquisition program in the Sacramento Basin. We believe the basin presents significant exploration, exploitation and development opportunities from both conventional and unconventional reservoirs. As one of the largest operators in the basin, we believe that we are well positioned to identify and exploit these opportunities.

              Continue to focus on the California market.    Historically, we have focused primarily on properties onshore and offshore California. We believe the California market will continue to provide us with attractive growth opportunities. Many properties in California are characterized by significant hydrocarbons in place with multiple pay zones and long reserve lives—characteristics that our technical expertise makes us well-suited to exploit. We intend to continue to take advantage of development opportunities in the Sockeye, South Ellwood, West Montalvo and other California fields that have these characteristics. In addition, competition for the acquisition of properties in California is limited relative to many other markets because of the state's unique operational and regulatory environment. We believe that our technical capabilities, environmental record and experience with California regulatory requirements will allow us to grow in the California market.

              Maintain an efficient cost structure.    We have maintained low lease operating expenses, due in part to the sale of relatively high-cost fields in Texas in 2009 and 2010 and increased efficiencies in a variety of operating areas. In 2010, we began increasing our focus on oil projects; because those projects tend to have higher operating costs than natural gas projects, we expect a slight increase in per BOE production expenses going forward. However, we will continue to focus on our operating cost structure in order to create additional production and processing efficiencies and reduce operational downtime.

              Make opportunistic acquisitions of underdeveloped properties.    We pursue acquisitions that we believe will add reserves and production on a cost-effective basis. Our primary focus is on operated interests in large, mature fields that are located in our core operating regions and have significant production histories, established proved reserves and potential for further exploitation and development. We intend to continue to pursue acquisition opportunities to selectively expand our portfolio of properties.

Recent Developments

2010 Production, Expenses and Operations

              Our average net production was 18,241 BOE/d in 2010. During the fourth quarter of 2010, our average net production was 17,328 BOE/d, a decrease of 759 BOE/d from our third quarter 2010 production of 18,087 BOE/d. The decline was due primarily to delays resulting from a combination of mechanical failures and heavy rains affecting our West Montalvo and Sockeye fields. Production from the Sacramento Basin during the fourth quarter 2010 was generally consistent with the third quarter of the year. Production in Southern California during the fourth quarter of 2010 declined approximately 640 BOE/d compared to the third quarter of 2010. We expect 2011 production in both the Sacramento Basin and our legacy Southern California fields to be similar to 2010.

              With respect to our onshore Monterey shale project, we spud seven vertical wells in 2010, which involved logging and coring to be used to correlate our petrophysical model. We have used various completion techniques on these wells, including acidizing and fracture stimulations. Production test rates on the vertical wells have ranged from 20 BOE/d to more than 150 BOE/d, and all but one of the wells have tested light oil (23 to 39 degree API).

              We also spud four horizontal wells in 2010 targeting the onshore Monterey shale. The first of these, drilled in the San Joaquin Basin, was uneconomic. The second and third wells were drilled in the Santa Maria Basin and are awaiting final completion and testing. We expect to complete drilling on the fourth horizontal well in the near future.

              Although we are currently in the process of preparing our financial statements for 2010, we believe that certain of our expenses for the full year 2010 will be in the following ranges (in each case on a per BOE basis):

  •
  Lease operating expenses—$12.65 to $12.75;

  •
  Production and property taxes—$1.00 to $1.10;

  •
  General and administrative expenses (excluding share-based compensation and one-time severance charges)—$4.75 to $4.90; and

  •
  Depreciation, depletion and amortization expenses—$11.75 to $11.90.

Concurrent Transaction

              Concurrently with this offering, we are, subject to market conditions, offering $500 million aggregate principal amount of our senior notes pursuant to a private placement to qualified institutional buyers. The size of the senior notes offering may be increased or decreased depending on market conditions, or we may decide not to undertake the offering at all. Should we complete the concurrent private placement of senior notes, we intend to use the net proceeds of the private placement of senior notes to repay all amounts outstanding under our second lien term loan facility and to terminate that facility and we expect to use the remaining proceeds of the senior notes offering to pay a portion of the costs associated with settling our interest rate swap contracts related to the second lien term loan facility. If we also complete this offering, we will use the proceeds of this offering to pay the remaining costs associated with settling our interest rate swap contracts and for general corporate purposes, including temporary repayment of outstanding indebtedness on our revolving credit facility. If we complete this offering but not the concurrent offering of senior notes, we will use the proceeds of this offering to reduce amounts outstanding under our revolving credit facility and for general corporate purposes. We cannot give any assurance that the concurrent private placement of senior notes will be completed, or that we will complete the private placement for the amount contemplated. The completion of our offering of common stock is not contingent upon the completion of the concurrent private placement of the senior notes, and the completion of the concurrent private placement of the senior notes is not contingent upon the completion of this offering of our common stock. The foregoing description and any other information regarding the senior notes is included herein solely for informational purposes and does not purport to be complete. This prospectus supplement and the accompanying prospectus shall not be deemed an offer to sell or a solicitation to buy the senior notes. The senior notes will not be registered under the Securities Act of 1933, as amended, or the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the requirements of the Securities Act. The senior notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act.

Sale of Texas Assets

              We sold our producing assets in Texas in a series of transactions that were completed in the second quarter of 2010 to multiple purchasers for aggregate net proceeds of $98.1 million (after closing adjustments and related expenses). We retained our 22.3% reversionary working interest in the Hastings Complex. The Texas properties sold comprised 7.2% of our proved reserves at December 31, 2009, or 7.1 MMBOE, and contributed approximately 460 BOE/d to our production during 2010.

Sale of Cat Canyon Field

              In December 2010, we sold our interests in the Cat Canyon field for $8.5 million (before closing adjustments). The field comprised less than 1% of our proved reserves at December 31, 2009, or 0.6 MBOE, and contributed approximately 70 BOE/d to our production during 2010.

Reserve Information

              The following table sets forth our net proved reserves as of the dates indicated. Our reserve estimates as of each date shown are based on reserve reports prepared by DeGolyer & MacNaughton. Proved reserves as of each date indicated reflect all acquisitions and dispositions completed as of the date of the estimate. No pro forma adjustments have been made for acquisitions and divestitures of oil and gas properties, which will affect the comparability for the data below. The reserve estimates were based upon the review by DeGolyer & MacNaughton of production histories and other geological, economic, ownership and engineering data.

	December 31,
	2008	2009	2010
Net proved reserves (end of period)
Oil (MBbl)
Developed	34,468	29,309	22,270
Undeveloped	23,691	22,657	20,301

Total	58,159	51,966	42,571

Natural gas (MMcf)
Developed	107,417	126,671	122,928
Undeveloped	128,749	151,411	132,235

Total	236,166	278,082	255,163

Total proved reserves (MBOE)	97,520	98,313	85,098

% Oil	60%	53%	50%
% Proved Developed	54%	51%	50%
Proved Reserves to Production Ratio	12 years	13 years	13 years

PV-10

              The pre-tax present value of future net cash flows, or PV-10, is a non-GAAP measure because it excludes income tax effects. We believe that pre-tax cash flow amounts are useful for evaluative purposes since future income taxes, which are affected by a company's unique tax position and strategies, can make after-tax amounts less comparable. We derive PV-10 based on the present value of estimated future revenues to be generated from the production of proved reserves, net of estimated production and future development costs and future plugging and abandonment costs, using prices and costs as of the date of estimate without future escalation, without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion, amortization and impairment and income taxes, and discounted using an annual discount rate of 10%. The following table reconciles the standardized measure of future net cash flows to PV-10 as of the dates shown (in thousands):

	December 31,
	2008(1)	2009(2)	2010(3)
Standardized measure of discounted future net cash flows	$610,096	$692,805	$902,901
Add: Present value of future income tax discounted at 10%	6,585	108,248	225,795

PV-10	$616,681	$801,053	$1,128,696

(1)
Unescalated year-end posted prices of (i) $44.60 per Bbl for oil and natural gas liquids and $5.62 per MMBtu for natural gas were adjusted for quality, energy content, transportation fees and regional price differentials to arrive at prices of $36.54 per Bbl for oil, $35.96 per Bbl for natural gas liquids and $5.35 per MMBtu for natural gas, which were used in the determination of proved reserves at December 31, 2008.

(2)
Unescalated twelve month arithmetic average of the first day of the month posted prices of $61.04 per Bbl for oil and natural gas liquids and $3.87 per MMBtu for natural gas were adjusted as described in note (1) above to arrive at prices of $51.15 per Bbl for oil, $37.98 per

    Bbl for natural gas liquids and $3.80 per MMBtu for natural gas, which were used in the determination of proved reserves at December 31, 2009.

(3)
Unescalated twelve month arithmetic average of the first day of the month posted prices of $79.43 per Bbl for oil and natural gas liquids and $4.38 per MMBtu for natural gas were adjusted as described in note (1) above to arrive at prices of $69.18 per Bbl for oil, $59.85 per Bbl for natural gas liquids and $4.37 per MMBtu for natural gas, which were used in the determination of proved reserves at December 31, 2010.

Changes in Proved Reserves and Costs Incurred

              Our preliminary estimates of our costs incurred for the year ended December 31, 2010 and our rollforward of proved reserves from December 31, 2009 to December 31, 2010 can be summarized as follows:

2010 Capitalized Costs Incurred
Property acquisition and leasehold costs:
Unevaluated property	$22,673
Proved property	$1,048
Exploration costs	$88,966
Development costs	$102,283

Total costs incurred	$214,970

MBOE
2010 Reserve Rollforward
Beginning of the year reserves	98,313
Revisions of previous estimates	(3,799)
Extensions and discoveries	4,625
Purchases of reserves in place	53
Production	(6,658)
Sales of reserves in place	(7,436)

End of year reserves	85,098

Proved developed reserves:
Beginning of year	50,421
End of year	42,758

              We added 4.6 million BOE of reserves from December 31, 2009 to December 31, 2010 through extensions and discoveries at our Sacramento Basin assets. However, we also lost 2.7 million BOE relating to proved undeveloped locations as a result of reduced activity in the basin as our focus shifted to our onshore Monterey shale oil program. In total, we added 2.7 MMBOE of proved reserves, net of production, in our Sacramento Basin assets and lost 1.5 MMBOE of proved reserves, net of production and asset sales, in our Southern California assets due to certain performance related revisions. In total, reserves as of December 31, 2010 increased 0.9 MMBOE, net of production, compared to reserves as of December 31, 2009, pro forma for asset sales. In addition, we invested approximately $74 million in our onshore Monterey shale program, but due to the early-stage nature of the project, did not record any associated reserves.

              Excluding capital related to the onshore Monterey shale play and the Hastings Complex (where we invested heavily in order to maximize the PV-10 value of the field, which was an important component of the contracted sales price payable by Denbury Resources, Inc.), we estimate our 3-year and 5-year finding and development costs for the periods ending December 31, 2010 will be approximately $22.67 and $19.43 per BOE, respectively. Finding and development costs are capital costs incurred in the acquisition, exploration, exploitation and development of proved oil and natural gas reserves divided by proved reserve additions during the period.

Corporate Information

              Our common stock is listed on the New York Stock Exchange under the symbol "VQ."

              We were incorporated in California in 1992 and reincorporated in Delaware in 1998. Our principal office is located at 370 17th Street, Suite 3900, Denver, Colorado 80202-1370 and our telephone number is (303) 626-8300. We also maintain a regional office in Carpinteria, California. Our website can be found at www.venocoinc.com. The information on our website is not a part of this prospectus supplement.

THE OFFERING

Issuer	Venoco, Inc.
Common stock offered by us	4,000,000 shares
Underwriters' option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to an additional 600,000 shares of common stock.
Common stock outstanding after this offering
60,374,375 shares (or 60,974,375 shares if the underwriters' option to purchase additional shares is exercised in full), not including options to purchase approximately 1.7 million shares of our common stock granted under our stock incentive plans and outstanding as of September 30, 2010.
Use of proceeds
We intend to use the net proceeds from this offering, together with the net proceeds from our concurrent private placement of senior notes described in "—Recent Developments—Concurrent Transaction", if any, to repay all amounts outstanding under our second lien term loan facility and to terminate that facility and we expect to use the remaining proceeds of the senior notes offering to pay a portion of the costs associated with settling our interest rate swap contracts related to the second lien term loan facility. If we also complete this offering, we will use the proceeds of this offering to pay the remaining costs associated with settling our interest rate swap contracts and for general corporate purposes, including the temporary repayment of outstanding indebtedness on our revolving credit facility. If we complete this offering but not the concurrent offering of senior notes, we will to use the proceeds of this offering to reduce amounts outstanding under our revolving credit facility and for general corporate purposes.
Risk factors
An investment in our common stock involves a high degree of risk. We urge you to carefully consider all of the information described in the section entitled "Risk Factors" beginning on page S-10 as well the other information contained in this prospectus supplement, in the accompanying prospectus and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a discussion of factors you should consider before investing in our common stock.

RISK FACTORS

              An investment in our common stock involves risk. Before making an investment in the common stock offered hereby, you should carefully consider the risks described below as well as the risk factors included in "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, together with all of the other information included or incorporated by reference in this prospectus. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations. If any of these risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the value of the common stock could decline, and you could lose all or part of your investment.

              This prospectus supplement and documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties, some of which are described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us incorporated by reference in this prospectus supplement and the accompanying prospectus.

Oil and natural gas prices are volatile and change for reasons that are beyond our control. Decreases in the price we receive for our oil and natural gas production adversely affect our business, financial condition, results of operations and liquidity.

              Declines in the prices we receive for our oil and natural gas production adversely affect many aspects of our business, including our financial condition, revenues, results of operations, liquidity, rate of growth and the carrying value of our oil and natural gas properties, all of which depend primarily or in part upon those prices. For example, due in significant part to lower commodities prices, our revenues from oil and natural gas sales and cash flow from operations declined 52% and 44%, respectively, in 2009 compared to 2008. Declines in the prices we receive for our oil and natural gas also adversely affect our ability to finance capital expenditures, make acquisitions, raise capital and satisfy our financial obligations. In addition, declines in prices reduce the amount of oil and natural gas that we can produce economically and, as a result, adversely affect our quantities of proved reserves. Among other things, a reduction in our reserves can limit the capital available to us, as the maximum amount of available borrowing under our revolving credit facility is, and the availability of other sources of capital likely will be, based to a significant degree on the estimated quantities of those reserves.

              Oil and natural gas are commodities and their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Prices have historically been volatile and are likely to continue to be volatile in the future. The prices of oil and natural gas are affected by a variety of factors that are beyond our control, including changes in global supply and demand for oil and natural gas, domestic and foreign governmental regulations and taxes, the level of global oil and natural gas exploration activity and inventories, the price, availability and consumer acceptance of alternative fuel sources, the availability of refining capacity, technological advances affecting energy consumption, weather conditions, speculative activity, financial and commercial market uncertainty and worldwide economic conditions.

              In addition to factors affecting the price of oil and natural gas generally, the prices we receive for our oil and natural gas production is affected by factors specific to us and to the local markets where the production occurs. Pricing can be influenced by, among other things, local or regional supply and demand factors (such as refinery or pipeline capacity issues, trade restrictions and governmental regulations) and the terms of our sales contracts. For example, the termination in 2006 of the sales arrangement pursuant to which we historically sold oil from the South Ellwood field required us to enter into a new contract with a new purchaser which priced our oil at a significantly greater discount to the NYMEX price.

              The prices we receive for our production are also affected by the specific characteristics of the production relative to production sold at benchmark prices. For example, our California oil typically has a lower gravity, and a portion has higher sulfur content, than oil sold at the NYMEX price. Therefore, because our oil requires more complex refining equipment to convert it into high value products, it sells at a discount to the NYMEX price. This discount, or differential, varies over time and can be affected by factors that do not have the same impact on the price of premium grade light oil. We cannot predict how the differential applicable to our production will change in the future, and it is possible that it will increase. The difficulty involved in predicting the differential also makes it more difficult for us to effectively hedge our production. Many of our hedging arrangements are based on benchmark prices and therefore do not fully protect us from adverse changes in the differential applicable to our production. In the first quarter of 2010, we changed the terms of sale of our South Ellwood field oil production from pricing based on a fixed differential to NYMEX to pricing with a variable differential, a change that increases the risk to us of unfavorable changes in differentials. In addition, the oil we produced from our Texas properties typically sold at a smaller discount to NYMEX than our California oil. Because we sold all of our producing properties in Texas during the second quarter of 2010, the risks associated with the differential are currently greater, relative to our overall production, than they have been in some prior years.

Our planned operations will require additional capital that may not be available.

              Our business is capital intensive, and requires substantial expenditures to maintain currently producing wells, to make the acquisitions and/or conduct the exploration, exploitation and development activities necessary to replace our reserves, to pay expenses and to satisfy our other obligations. In recent years, we have chosen to pursue projects that required capital expenditures in excess of cash flow from operations. That fact has made us dependent on external financing to a greater degree than many of our competitors. Our substantial existing indebtedness increases the risk that external financing will not be available to us when needed.

              We expect to fund our 2011 capital expenditure budget primarily with cash flow from operations, supplemented with the proceeds of this offering and the concurrent private placement of our senior notes described in "Prospectus Supplement Summary—Recent Developments—Concurrent Transaction." A reduction in our capital spending would likely result in production being lower than we currently anticipate, and may result in reduced revenues, cash flow from operations and income. Moreover, there would be costs and risks associated with any completed capital raising transaction.

We have a substantial amount of debt and the cost of servicing, and risks related to refinancing, that debt could adversely affect our business. Those risks could increase if we incur more debt.

              We have a substantial amount of indebtedness. At September 30, 2010, we had total outstanding debt of $647.9 million, comprised of $41.0 million under the revolving credit facility, $463.8 million under the second lien term loan and $143.1 million (net of discount) under our 11.50% senior notes. Interest obligations on our indebtedness are significant. Our debt bears interest at a weighted average interest rate of 6.16% as of September 30, 2010. In 2009, we had interest expense of $41.0 million. The completion of the senior notes private placement described in "Prospectus Supplement Summary—Recent Developments—Concurrent Transaction" may increase our overall level of indebtedness.

              Our level of indebtedness could have important effects on our business. For example, it could:

  •
  make it more difficult for us to satisfy our obligations under our debt agreements and increase the risk that we may default on our debt obligations;

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  require us to dedicate a substantial portion of our cash flow from operations and certain types of transactions to payments on our debt, thereby reducing the amount of our cash flow available for working capital, capital expenditures, acquisition and other investment opportunities and other general business activities;

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  limit our flexibility in planning for, or reacting to, changes in commodity prices, our business or the oil and gas industry;

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  place us at a competitive disadvantage compared to our competitors that have lower debt service obligations and significantly greater operating and financing flexibility than we do;

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  limit our financial flexibility, including our ability to borrow additional funds on favorable terms or at all;

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  increase our vulnerability to general adverse economic and industry conditions; and

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  result in an event of default upon a failure to comply with financial covenants contained in our debt agreements which, if not cured or waived, could have a material adverse effect on our business, financial condition or results of operations.

              If our cash flow and other capital resources are insufficient to fund our obligations under our debt agreements on a current basis and at maturity, we could attempt to refinance or restructure the debt or to repay the debt with the proceeds from an equity offering or from sales of assets. The proceeds of future borrowings, equity financings or asset sales may not be sufficient to refinance or repay the debt, and we may be unable to complete such transactions in a timely manner, on favorable terms, or at all. In addition, our debt agreements contain provisions that would limit our flexibility in responding to a shortfall in our expected liquidity by selling assets or taking certain other actions. For example, we could be required to use some or all of the proceeds of an asset sale to reduce amounts outstanding under our debt agreements in some circumstances. Any refinancing that requires the use of cash could require us to reduce or delay planned capital expenditures. There can be no assurance that any such strategies could be implemented on satisfactory terms, if at all.

              We also face a refinancing risk. Significant amounts of our indebtedness do not require current payments of principal, but are payable in full on maturity. Cash flow from operations may not be sufficient to repay the outstanding balance on our debt when it matures. Global capital markets have experienced a severe contraction in the availability of debt financing in the recent past. Financial effects of this crisis were exacerbated in the oil and natural gas industry by the effect of volatile commodity prices. The ability to pay principal and interest on our debt, and to refinance our debt upon maturity, will depend not only upon our financial and operating performance, but on the state of the global economy, credit markets and commodity prices during the period through the time of refinancing, many of which are factors over which we have no control. There can be no assurances that we will be able to make principal and interest payments on our indebtedness and to refinance our indebtedness at maturity as needed.

It may be difficult or impossible for us to finance our operations through the incurrence of additional indebtedness.

              We have relied on borrowings under our revolving credit facility to finance our operations in some recent periods. Lenders may not fund borrowings under the facility when we request them to do so. A previous lender under the facility, Lehman Commercial Paper, Inc., ceased funding amounts under the facility as a result of the bankruptcy of its parent company, Lehman Brothers Holdings Inc. Other lenders under the revolving credit facility may face similar issues. Our ability to borrow under the facility may also be limited if we are unable, or run a significant risk of becoming unable, to comply with the financial covenants that we are required to satisfy under the facility. It may be difficult to maintain compliance with the maximum debt to EBITDA (as defined in the agreement) ratio in the future if we borrow a significant portion of the available capacity under the facility and/or our EBITDA is adversely affected by operational problems, counterparties' failure to perform under hedge agreements or other factors. In addition, the borrowing base under the facility is subject to redetermination periodically and from time to time in the lenders' discretion. Borrowing base reductions may occur with respect to the revolving credit facility as a result of unfavorable changes in commodity prices, asset sales, performance issues or other events. Due in significant part to lower commodity prices, the borrowing base under the revolving credit facility was reduced in early 2009 from $200 million to $125 million. In addition to reducing the capital available to finance our operations, a reduction in the borrowing base could cause us to be required to repay amounts outstanding under the facility in excess of the reduced borrowing base, and the funds necessary to do so may not be available at that time.

              Sources of external debt financing other than revolving credit facility borrowings may not be available when needed on acceptable terms or at all, especially during periods in which financial market conditions are unfavorable. Our ability to incur additional indebtedness will be limited under the terms of the revolving credit facility and our other debt agreements. In addition, if we finance our operations through borrowings under our revolving credit facility or other additional indebtedness, the risks that we now face relating to our current debt level would intensify, and it may be more difficult to satisfy our existing financial obligations.

Our estimated reserves are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or the relevant underlying assumptions will materially affect the quantity and present value of our reserves.

              The reserve data included in this prospectus supplement represent estimates only. Estimating quantities of proved oil and natural gas reserves is a complex process. It requires interpretations of available technical data and various estimates, including estimates based upon assumptions relating to economic factors, such as future commodity prices, production costs, severance and excise taxes and availability of capital, estimates of required capital expenditures and workover and remedial costs, and the assumed effect of governmental regulation. The assumptions underlying our estimates of our proved reserves could prove to be inaccurate, and any significant inaccuracy could materially affect, among other things, future estimates of our reserves, the economically recoverable quantities of oil and natural gas attributable to our properties, the classifications of reserves based on risk of recovery and estimates of our future net cash flows.

              At December 31, 2010, 50% of our estimated proved reserves were proved undeveloped and 8% were proved developed non-producing. Estimation of proved undeveloped reserves and proved developed non-producing reserves is almost always based on analogy to existing wells as contrasted with the performance data used to estimate producing reserves. Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. Revenues from estimated proved developed non-producing reserves will not be realized until some time in the future, if at all.

              You should not assume that the present values referred to in this report represent the current market value of our estimated oil and natural gas reserves. The timing and success of the production and the expenses related to the development of oil and natural gas properties, each of which is subject to numerous risks and uncertainties, will affect the timing and amount of actual future net cash flows from our proved reserves and their present value. In addition, our PV-10 estimates are based on assumed future prices and costs. Actual future prices and costs may be materially higher or lower than the assumed prices and costs. Further, the effect of derivative instruments is not reflected in these assumed prices. Also, the use of a 10% discount factor to calculate PV-10 may not necessarily represent the most appropriate discount factor given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

Oil and natural gas exploration, exploitation and development activities may not be successful and could result in a complete loss of a significant investment.

              Exploration, exploitation and development activities are subject to many risks. For example, new wells we drill may not be productive and we may not recover all or any portion of our investment in such wells. Similarly, previously producing wells that are returned to production after a period of being shut in may not produce at levels that justify the expenditures made to bring the wells back on line. Drilling for oil and natural gas often involves unprofitable efforts, not only from dry holes but also from wells that are productive but do not produce sufficient oil or natural gas to return a profit at then realized prices after deducting drilling, operating and other costs. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or natural gas is present or that it can be produced economically. In addition, the cost of exploration, exploitation and development activities is subject to numerous uncertainties, and cost factors can adversely affect the economics of a project. Further, our exploration, exploitation and development activities may be curtailed, delayed or canceled as a result of numerous factors, including:

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  title problems;

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  problems in delivery of our oil and natural gas to market;

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  pressure or irregularities in geological formations;

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  equipment failures or accidents;

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  adverse weather conditions;

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  reductions in oil and natural gas prices;

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  compliance with environmental and other governmental requirements, including with respect to permitting issues; and

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  costs of, or shortages or delays in the availability of, drilling rigs, equipment, qualified personnel and services.

              Dry holes and other unsuccessful or uneconomic exploration, exploitation and development activities adversely affect our cash flow, profitability and financial condition, and can adversely affect our reserves.

Drilling results in emerging plays, such as the onshore Monterey shale, are subject to heightened risks.

              Part of our strategy is to pursue acquisition, exploration and development activities in emerging plays such as our onshore Monterey shale project. Our drilling results in these areas are more uncertain than drilling results in areas that are developed and producing. Because emerging plays have limited or no production history, we are unable to use past drilling results in those areas to help predict our future drilling results. In addition, part of our drilling strategy to maximize recoveries from the onshore Monterey shale formation may involve the drilling of horizontal wells and/or using completion techniques that have proven to be successful in other shale formations. We have drilled a limited number of these types of onshore wells to the Monterey shale formation and have not yet achieved commercial levels of production from our onshore Monterey shale wells. These drilling and completion strategies and techniques require greater amounts of capital investment than more established plays. The ultimate success of these drilling and completion strategies and techniques will be better evaluated over time as more wells are drilled and production profiles are better established. If drilling success rates or production are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations or other operational problems, the value of our position in the affected area will decline, our results of operations, financial condition and liquidity will be adversely impacted and we could incur material write-downs of unevaluated properties.

The marketability of our production is dependent upon gathering systems, transportation facilities and processing facilities that we do not control. For our largest field, we rely to a significant degree on one barge to transport production from the field. When these facilities or systems, including the barge, are unavailable, our operations can be interrupted and our revenues reduced.

              The marketability of our oil and natural gas production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems, transportation barges and processing facilities owned by third parties. In general, we do not control these facilities and our access to them may be limited or denied due to circumstances beyond our control. A significant disruption in the availability of these facilities could adversely impact our ability to deliver to market the oil and natural gas we produce and thereby cause a significant interruption in our operations. In some cases, our ability to deliver to market our oil and natural gas is dependent upon coordination among third parties who own transportation and processing facilities we use, and any inability or unwillingness of those parties to coordinate efficiently could also interrupt our operations. These are risks for which we generally do not maintain insurance.

              We are at particular risk with respect to oil produced at our South Ellwood field, which is our largest field in terms of proved reserves. Our average net oil production from the field during the fourth quarter of 2010 was 1,950 Bbl/d, or approximately 29% of our aggregate net oil production for the quarter. The oil produced at the field is delivered via a double-hulled barge owned and operated by an unaffiliated third party. Our loss of the use of the barge, in the absence of a satisfactory alternative delivery arrangement, would have an adverse effect on our financial condition and results of operations. We are currently operating the barge with a temporary permit that will expire at the end of February 2011, but can be extended by the relevant agency. We expect to either receive the permit to operate or an extension of the temporary permit, but we have encountered some operational issues with the barge and it is possible that we could be denied the extension of the temporary permit and could be forced to curtail operations until the permit to operate is received.

              From time to time, the barge will be unavailable due to maintenance and repair requirements. Because we have limited storage capacity for oil produced from the field, we may be required to significantly curtail production at the field during the periods in which the barge is unavailable. Moreover, our ability to continue the barging operation after 2013 will depend on our receipt of the consent of a third party, and, even with that consent, we believe it may not be feasible to continue the barging operation after 2016. If Ellwood Pipeline, Inc. is unable to complete the proposed common carrier pipeline to transport oil production from the field by the time we are no longer able to continue the barging operation, we will likely be required to shut in the field. We would be similarly affected if any of the other transportation, gathering and processing facilities we use became unavailable or unable to provide services.

Our hedging arrangements involve credit risk and may limit future revenues from price increases, result in financial losses or reduce our income.

              To reduce our exposure to fluctuations in the prices of oil and natural gas, we enter into hedging arrangements with respect to a substantial portion of our oil and natural gas production. See "Item 3. Quantitative and Qualitative Disclosures About Market Risk" in our Third Quarter 2010 10-Q for a summary of our hedging activity. Hedging arrangements expose us to risk of financial loss in some circumstances, including when:

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  production is less than expected;

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  a counterparty to a hedging contract fails to perform under the contract; or

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  there is a change in the expected differential between the underlying price in the hedging contract and the actual prices received.

              A significant percentage of our cash flow in some prior periods resulted from payments made to us by our hedge counterparties. If hedge counterparties are unable to make payments to us under our hedging arrangements, our results of operation, financial condition and liquidity would be adversely affected. In addition, the uncertainties associated with our hedging programs are greater than those of many of our competitors because the price of the heavy oil that we produce in California is subject to risks that are in addition to the price risk associated with premium grade light oil. Also, our working capital could be impacted if we enter into derivative arrangements that require cash collateral and commodity prices subsequently change in a manner adverse to us. The obligation to post cash or other collateral could, if imposed, adversely affect our liquidity.

              Moreover, we have experienced, and may continue to experience, substantial realized and unrealized losses relating to our hedging arrangements. Realized commodity derivative gains or losses represent the difference between the strike prices set forth in hedging contracts settled during the relevant period and the ultimate settlement prices. We incur a realized commodity derivative loss when a contract is settled at a price above the strike price. Losses of this type reflect the limit our hedging arrangements impose on the benefits we would otherwise have received from an increase in the price of oil or natural gas during the period. Unrealized commodity derivative gains and losses represent the change in the fair value of our open derivative contracts from period to period. We incur an unrealized commodity derivative loss when the futures price used to estimate the fair value of a contract at the end of the period rises. Increases in oil prices have caused us to incur substantial realized and unrealized commodity derivative losses in some recent periods, and we may experience similar or greater losses of these types in future periods. We may experience more volatility in our commodity derivative gains and losses than many of our competitors because we discontinued the use of hedge accounting in 2007 and because we hedge a larger percentage of our production than some of our competitors.

We are subject to complex laws and regulations, including environmental laws and regulations, that can adversely affect the cost, manner and feasibility of doing business and limit our growth.

              Our operations and facilities are subject to extensive federal, state and local laws and regulations relating to exploration for, and the exploitation, development, production and transportation of, oil and natural gas, as well as environmental, safety and other matters. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, may harm our business, results of operations and financial condition. Laws and regulations applicable to us include those relating to:

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  land use restrictions, which are particularly strict along the coast of southern California where many of our operations are located;

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  drilling bonds and other financial responsibility requirements;

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  spacing of wells;

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  emissions into the air (including emissions from ships in the Santa Barbara channel);

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  unitization and pooling of properties;

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  habitat and endangered species protection, reclamation and remediation;

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  the containment and disposal of hazardous substances, oil field waste and other waste materials;

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  the use of underground storage tanks;

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  transportation and drilling permits;

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  the use of underground injection wells, which affects the disposal of water from our wells;

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  safety precautions;

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  the prevention of oil spills;

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  the closure of production facilities;

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  operational reporting; and

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  taxation and royalties.

              Under these laws and regulations, we could be liable for:

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  personal injuries;

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  property and natural resource damages;

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  releases or discharges of hazardous materials;

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  well reclamation costs;

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  oil spill clean-up costs;

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  other remediation and clean-up costs;

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  plugging and abandonment costs, which may be particularly high in the case of offshore facilities;

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  governmental sanctions, such as fines and penalties; and

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  other environmental damages.

              Any noncompliance with these laws and regulations could subject us to material administrative, civil or criminal penalties or other liabilities, including suspension or termination of operations. We are a defendant in a series of lawsuits alleging, among other things, that air, soil and water contamination from the oil and natural gas facility at our Beverly Hills field caused the plaintiffs to develop cancer or other diseases or to sustain related injuries. See "Legal Proceedings—Beverly Hills Litigation" in our 2009 10-K. These suits and/or related indemnity claims could have a material adverse effect on our financial condition. Moreover, compliance with applicable laws and regulations could require us to delay, curtail or terminate existing or planned operations.

              Some environmental laws and regulations impose strict liability. Strict liability means that in some situations we could be exposed to liability for clean-up costs and other damages as a result of conduct that was lawful at the time it occurred or for the conduct of prior operators of properties we have acquired or other third parties. Similarly, some environmental laws and regulations impose joint and several liability, meaning that we could be held responsible for more than our share of a particular reclamation or other obligation, and potentially the entire obligation, where other parties were involved in the activity giving rise to the liability. In addition, we may be required to make large and unanticipated capital expenditures to comply with applicable laws and regulations, for example by installing and maintaining pollution control devices. Similarly, our plugging and abandonment obligations will be substantial and may be more than our estimates. Compliance costs are relatively high for us because many of our properties are located offshore California and in other environmentally sensitive areas and because California environmental laws and regulations are generally very strict. It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental matters, but they will be material. Environmental risks are generally not fully insurable.

              Similarly, our operations could be adversely affected by environmental and other laws and regulations that require us to obtain permits before commencing drilling or other activities. For example, our subsidiary Ellwood Pipeline, Inc. is pursuing a pipeline project that will, if and when completed, replace the current barging operation for oil production from the South Ellwood field. Ellwood Pipeline, Inc. will be required to obtain numerous permits from numerous governmental agencies prior to commencing work on the project. We may not be able to obtain these permits as quickly as we expect or at all. The process of obtaining these permits is subject to the California Environmental Quality Act, or CEQA. At a minimum, CEQA delays and adds expense to the permitting process. In addition, the necessary permits may be granted subject to conditions which impose delays on the project, increase its costs or reduce its benefits to us. Other projects we pursue will typically be subject to similar risks. For example, we are also currently in the CEQA process with respect to some of our planned onshore Monterey shale wells. In addition, we recently terminated the process of seeking permits for a proposed lease extension in the South Ellwood field. These risks are high for us relative to many of our competitors because oil and natural gas projects are frequently the source of considerable political controversy in California, and political opposition may make it more difficult for us to obtain consents and approvals for our projects.

Changes in applicable laws and regulations could increase our costs, reduce demand for our production, impede our ability to conduct operations or have other adverse effects on our business.

              Future changes in the laws and regulations to which we are subject may make it more difficult or expensive to conduct our operations and may have other adverse effects on us. For example, the EPA has issued a notice of finding and determination that emissions of carbon dioxide, methane and other GHGs present an endangerment to human health and the environment, which allows the EPA to begin regulating emissions of GHGs under existing provisions of the federal Clean Air Act. The EPA has begun to implement GHG-related reporting and permitting rules. Similarly, the U.S. Congress is considering "cap and trade" legislation that would establish an economy-wide cap on emissions of GHGs in the United States and would require most sources of GHG emissions to obtain GHG emission "allowances" corresponding to their annual emissions of GHGs. On September 27, 2006, California's governor signed into law Assembly Bill (AB) 32, known as the "California Global Warming Solutions Act of 2006," which establishes a statewide cap on GHGs that will reduce the state's GHG emissions to 1990 levels by 2020 and establishes a "cap and trade" program. The California Air Resources Board has been designated as the lead agency to establish and adopt regulations to implement AB 32 by January 1, 2012. Similar regulations may be adopted by the federal government. Any laws or regulations that may be adopted to restrict or reduce emissions of GHGs would likely require us to incur increased operating costs and could have an adverse effect on demand for our production.

              Additionally, the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Reform Act, among other things, imposes restrictions on the use and trading of certain derivatives, including energy derivatives. The nature and scope of those restrictions will be determined in significant part through implementing regulations to be adopted by the Securities and Exchange Commission, or the SEC, the Commodities Futures Trading Commission and other regulators. We are currently assessing the likely impact of the Reform Act on our operations, and this assessment will continue as the regulatory process contemplated by the Reform Act progresses. If, as a result of the Reform Act or its implementing regulations, capital or margin requirements or other limitations relating to our commodity derivative activities are imposed, this could have an adverse effect on our ability to implement our hedging strategy. In particular, a requirement to post cash collateral in connection with our derivative positions, which are currently collateralized on a non-cash basis by our oil and natural gas properties and other assets, would likely make it impracticable to implement our current hedging strategy or to meet the hedging requirements contained in our revolving credit facility. In addition, requirements and limitations imposed on our derivative counterparties could increase the costs of pursuing our hedging strategy. We are more vulnerable to the adverse consequences of changes in laws and regulations relating to derivatives than many of our competitors because we hedge a relatively large proportion of our expected production and because our hedging strategy is integral to our overall business strategy.

              The Secretary of the U.S. Department of Interior imposed a drilling moratorium in May 2010, which delayed a planned redrill of an inactive well from Platform Gail. That moratorium was subsequently lifted for wells drilled from Platform Gail. However, additional moratoria, or similar rules promulgated by other governmental authorities, could have significant impacts on our operations in the future. In addition, the U.S. Department of Interior has experienced significant delays in processing permit applications for new drilling projects. Delays in the government's permitting process could have significant impacts on the industry as a whole and our future results of operations.

              In addition, some of our activities involve the use of hydraulic fracturing, which is a process that creates a fracture extending from the well bore in a rock formation to enable oil or natural gas to move more easily through the rock pores to a production well. Fractures are typically created through the injection of water and chemicals into the rock formation. Legislative and regulatory efforts at the federal level and in some states have been made to render permitting and compliance requirements more stringent for hydraulic fracturing. These proposals, if adopted, would likely increase our costs and make it more difficult, or impossible, to pursue some of our development projects.

              We could also be adversely affected by future changes to applicable tax laws and regulations. For example, proposals have been made to amend federal and/or California law to impose "windfall profits," severance or other taxes on oil and natural gas companies. If any of these proposals become law, our costs would increase, possibly materially. Significant financial difficulties currently facing the State of California may increase the likelihood that one or more of these proposals will become law.

              President Obama's 2011 Fiscal Year Budget includes proposals that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could defer or eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect our financial condition and results of operations.

Our business involves significant operating risks that could adversely affect our production and could be expensive to remedy. We do not have insurance to cover all of the risks that we may face.

              Our operations are subject to all the risks normally incident to the operation and development of oil and natural gas properties and the drilling of oil and natural gas wells, including:

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  well blowouts;

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  cratering and explosions;

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  pipe failures and ruptures;

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  pipeline accidents and failures;

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  casing collapses;

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  fires;

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  mechanical and operational problems that affect production;

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  formations with abnormal pressures;

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  uncontrollable flows of oil, natural gas, brine or well fluids; and

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  releases of contaminants into the environment.

              Our offshore operations are further subject to a variety of operating risks specific to the marine environment, including a dependence on a limited number of gas and water injection wells and electrical transmission lines as well as risks associated with barge transport such as collisions or capsizing. Moreover, because we operate in California, we are also susceptible to risks posed by natural disasters such as earthquakes, mudslides, fires and floods.

              In addition to lost production and increased costs, these hazards could cause serious injuries, fatalities, contamination or property damage for which we could be held responsible. The potential consequences of these hazards are particularly severe for us because a significant portion of our operations are conducted offshore and in other environmentally sensitive areas, including areas with significant residential populations. We do not maintain insurance in amounts that cover all of the losses to which we may be subject, and the insurance we have may not continue to be available on acceptable terms. Moreover, some risks we face are not insurable. The occurrence of an uninsured or underinsured loss could result in significant costs that could have a material adverse effect on our financial condition and liquidity. In addition, maintenance activities undertaken to reduce operational risks can be costly and can require exploration, exploitation and development operations to be curtailed while those activities are being completed.

A failure to complete successful acquisitions would limit our growth.

              Because our oil and natural gas properties are depleting assets, our future oil and natural gas reserves, production volumes and cash flows depend on our success in developing and exploiting our current reserves efficiently and finding or acquiring additional recoverable reserves economically. Acquiring additional oil and natural gas properties, or businesses that own or operate such properties, when attractive opportunities arise is an important component of our strategy. Our focus on the California market reduces the pool of suitable acquisition opportunities. If we do identify an appropriate acquisition candidate, we may be unable to negotiate mutually acceptable terms with the seller, finance the acquisition or obtain the necessary regulatory approvals. Our substantial level of indebtedness will limit our ability to make future acquisitions. If we are unable to complete suitable acquisitions, it will be more difficult to replace our reserves, and an inability to replace our reserves would have a material adverse effect on our financial condition and results of operations.

Acquisitions involve a number of risks, including the risk that we will discover unanticipated liabilities or other problems associated with the acquired business or property.

              In assessing potential acquisitions, we typically rely to a significant extent on information provided by the seller. We independently review only a portion of that information. In addition, our review of the business or property to be acquired will not be comprehensive enough to uncover all existing or potential problems that could affect us as a result of the acquisition. Accordingly, it is possible that we will discover problems with an acquired business or property that we did not anticipate at the time we completed the transaction. These problems may be material and could include, among other things, unexpected environmental problems, title defects or other liabilities. When we acquire properties on an "as-is" basis, we have limited or no remedies against the seller with respect to these types of problems.

              The success of any acquisition we complete will depend on a variety of factors, including our ability to accurately assess the reserves associated with the acquired properties, future oil and natural gas prices and operating costs, potential environmental and other liabilities and other factors. These assessments are necessarily inexact. As a result, we may not recover the purchase price of a property from the sale of production from the property or recognize an acceptable return from such sales. In addition, we may face greater risks to the extent we acquire properties in areas outside of California, because we may be less familiar with operating, regulatory and other issues specific to those areas.

              Our ability to achieve the benefits we expect from an acquisition will also depend on our ability to efficiently integrate the acquired operations with ours. Our management may be required to dedicate significant time and effort to the integration process, which could divert its attention from other business concerns. The challenges involved in the integration process may include retaining key employees and maintaining key employee morale, addressing differences in business cultures, processes and systems and developing internal expertise regarding the acquired properties.

Competition in the oil and natural gas industry is intense and may adversely affect our results of operations.

              We operate in a competitive environment for acquiring properties, marketing oil and natural gas, integrating new technologies and employing skilled personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be willing and able to pay more for oil and natural gas properties than our financial resources permit, and may be able to define, evaluate, bid for and purchase a greater number of properties. Our competitors may also enjoy technological advantages over us and may be able to implement new technologies more rapidly than we can. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. We may not be able to compete successfully in the future with respect to acquiring prospective reserves, developing reserves, marketing our production, attracting and retaining qualified personnel, implementing new technologies and raising additional capital.

Enhanced recovery techniques may not be successful, which could adversely affect our financial condition or results of operations.

              Certain of our properties may provide opportunities for a CO2 enhanced recovery project. Risks associated with enhanced recovery techniques include, but are not limited to, the following:

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  geologic unsuitability of the properties subject to the enhanced recovery project;

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  unavailability of an economic and reliable supply of CO2, or other shortages of equipment;

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  lower than expected production;

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  longer response times;

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  higher operating and capital costs; and

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  lack of technical expertise.

              If any of these risks occur, it could adversely affect the results of the affected project, our financial condition and our results of operations. We may pursue other enhanced recovery activities from time to time as well, and those activities may be subject to the same or similar risks.

Our operations are subject to a variety of contractual, regulatory and other constraints that can limit our production and increase our operating costs and thereby adversely affect our results of operations.

              We are subject to a variety of contractual, regulatory and other operating constraints that limit the manner in which we conduct our business. These constraints affect, among other things, the permissible uses of our facilities, the availability of pipeline capacity to transport our production and the manner in which we produce oil and natural gas. These constraints can change to our detriment without our consent. These events, many of which are beyond our control, could have a material adverse effect on our results of operations and financial condition and could reduce estimates of our proved reserves.

The loss of our CEO or other key personnel could adversely affect our business.

              We believe our continued success depends in part on the collective abilities and efforts of Timothy Marquez, our CEO, and other key personnel, including our other executive officers. We do not maintain key man life insurance policies. The loss of the services of Mr. Marquez or other key management personnel could have a material adverse effect on our results of operations. Additionally, if we are unable to find, hire and retain needed key personnel in the future, our results of operations could be materially and adversely affected.

Shortages of qualified operational personnel or field equipment and services could affect our ability to execute our plans on a timely basis, increase our costs and adversely affect our results of operations.

              The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages. From time to time, there have also been shortages of drilling rigs and other field equipment, as demand for rigs and equipment has increased with the number of wells being drilled. These factors can also result in significant increases in costs for equipment, services and personnel. For example, we have recently experienced an increase in drilling, completion and other costs associated with certain Monterey shale wells. Higher oil and natural gas prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, equipment and services. From time to time, we have experienced some difficulty in obtaining drilling rigs, experienced crews and related services and may continue to experience these difficulties in the future. In part, these difficulties arise from the fact that the California market is not as attractive for oil field workers and equipment operators as mid-continent and Gulf Coast areas where drilling activities are more widespread. In addition, the cost of drilling rigs and related services has increased significantly over the past several years. If shortages persist or prices continue to increase, our profit margin, cash flow and operating results could be adversely affected and our ability to conduct our operations in accordance with current plans and budgets could be restricted.

Because we cannot control activities on properties we do not operate, we cannot control the timing of those projects. If we are unable to fund required capital expenditures with respect to non-operated properties, our interests in those properties may be reduced or forfeited.

              Other companies operated approximately 4% of our production in the fourth quarter of 2010. Our ability to exercise influence over operations for these properties and their associated costs is limited. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could prevent the realization of our targeted returns on capital with respect to exploration, exploitation, development or acquisition activities. The success and timing of exploration, exploitation and development activities on properties operated by others depend upon a number of factors that may be outside our control, including:

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  the timing and amount of capital expenditures;

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  the operator's expertise and financial resources;

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  approval of other participants in drilling wells; and

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  selection of technology.

              Where we are not the majority owner or operator of a particular oil and natural gas project, we may have no control over the timing or amount of capital expenditures associated with the project. If we are not willing and able to fund required capital expenditures relating to a project when required by the majority owner or operator, our interests in the project may be reduced or forfeited. Also, we could be responsible for plugging and abandonment and other liabilities in excess of our proportionate interest in the property.

Changes in the financial condition of any of our large oil and natural gas purchasers or other significant counterparties could adversely affect our results of operations and liquidity.

              For the year ended December 31, 2010, approximately 93% of our oil and natural gas revenues were generated from sales to four purchasers: ConocoPhillips, Enserco Energy, Calpine Producer Services LP and Tesoro Refining and Marketing Company. ConocoPhillips is also the purchaser of oil production from the South Ellwood field under a contract that became effective in March 2010, and following the effectiveness of that contract, a majority of our total revenues have derived from sales to ConocoPhillips. A material adverse change in the financial condition of any of our largest purchasers could adversely impact our future revenues and our ability to collect current accounts receivable from such purchasers. We face similar counterparty risks in connection with other contracts under which we may be entitled to receive cash payments, including insurance policies and commodity derivative agreements. Major counterparties may also seek price or other concessions from us if they perceive us to be dependent on them or to lack viable alternatives.

We were required to write down the carrying value of our properties as of December 31, 2008 and may be required to do so again in the future.

              We use the full cost method of accounting for oil and natural gas exploitation, development and exploration activities. Under full cost accounting rules, we perform a "ceiling test." This test is an impairment test and generally establishes a maximum, or "ceiling," of the book value of our oil and natural gas properties that is equal to the expected after-tax present value of the future net cash flows from proved reserves, calculated using the twelve month arithmetic average of the first of the month prices (for periods prior to December 31, 2009, the prevailing price on the last day of the relevant period was used). If the net book value of our properties (reduced by any related net deferred income tax liability) exceeds the ceiling, we write down the book value of the properties. At December 31, 2008, our net capitalized costs exceeded the ceiling by $641 million, net of income tax effects, and we recorded an impairment of our oil and gas properties in that amount. We could recognize further impairments in the future. To the extent our finding and development costs increase, we will become more susceptible to ceiling test write downs in low price environments.

All of our producing properties are located in one state and adverse developments in that state would negatively affect our financial condition and results of operations.

              All of our principal properties are located in California. Our Southern California and Sacramento Basin properties represented approximately 53% and 47%, respectively, of our proved reserves as of December 31, 2010 and accounted for a combined 97% of our 2010 production. Any circumstance or event that negatively impacts the production or marketing of oil and natural gas in California generally, or in Southern California or the Sacramento Basin in particular, would adversely affect our results of operations and cash flows. Many of our competitors have operations that are more geographically dispersed than ours, and therefore may be less subject than we are to risks affecting a particular geographic area.

We are controlled by Timothy Marquez, who is able to determine the outcome of matters submitted to a vote of our stockholders. This limits the ability of other stockholders to influence our management and policies.

              Timothy Marquez, our Chairman and CEO, beneficially owned approximately 55% of our outstanding common stock as of February 3, 2011. Through this ownership, Mr. Marquez is able to control the composition of our board of directors and direct our management and policies. Accordingly, Mr. Marquez has the direct or indirect power to:

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  elect all of our directors and thereby control our policies and operations;

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  amend our bylaws and some provisions of our certificate of incorporation;

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  appoint our management;

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  approve future issuances of our common stock or other securities;

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  approve the payments of dividends, if any, on our common stock;

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  approve the incurrence of debt by us; and

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  agree to or prevent mergers, consolidations, sales of all or substantially all our assets or other extraordinary transactions.

              Mr. Marquez's significant ownership interest could adversely affect investors' perceptions of our corporate governance. In addition, Mr. Marquez may have an interest in pursuing acquisitions, divestitures and other transactions that involve risks to us and you. For example, Mr. Marquez could cause us to make acquisitions that increase our indebtedness or to sell revenue generating assets. Mr. Marquez may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Also, we have engaged, and may continue to engage, in related party transactions involving Mr. Marquez. For example, we purchased certain real property interests from an affiliate of Mr. Marquez for $5.3 million in December 2008.

The market price of our common stock could be adversely affected by sales of substantial amounts of our common stock in the public markets or the issuance of additional shares of common stock in future acquisitions.

              Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of these shares in the public market, or the possibility of such sales, could impair our ability to raise capital through the sale of additional common or preferred stock. As of February 3, 2011, Timothy Marquez beneficially owned approximately 55% of our common stock, primarily through the Marquez Trust. As of September 30, 2010, we had granted options to purchase an aggregate of approximately 1.7 million shares of our common stock and 2.6 million shares of restricted stock to certain of our directors and employees. The Marquez Trust and these other holders, subject to compliance with applicable securities laws, are permitted to sell shares they own or acquire upon the exercise of options in the public market. Sales of a substantial number of shares of our common stock by those holders could cause our stock price to fall.

              In addition, in the future, we may issue shares of our common stock in connection with acquisitions of assets or businesses. If we use our shares for this purpose, the issuances could have a dilutive effect on the market value of shares of our common stock, depending on market conditions at the time of an acquisition, the price we pay, the value of the business or assets acquired, our success in exploiting the properties or integrating the businesses we acquire and other factors.

Our certificate of incorporation and bylaws and Delaware law contain provisions that may prevent, discourage or frustrate attempts to replace or remove our current management by our stockholders, even if such replacement or removal may be in our stockholders' best interests.

              Our certificate of incorporation and bylaws and Delaware law contain provisions that could enable our management, including Mr. Marquez, to resist a takeover attempt (even if Mr. Marquez ceases to beneficially own a controlling block of our common stock). These provisions:

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  restrict various types of business combinations with significant stockholders (other than the Marquez Trust, Mr. Marquez and his wife);

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  provide for a classified board of directors;

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  limit the right of stockholders to remove directors or change the size of the board of directors;

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  limit the right of stockholders to fill vacancies on the board of directors;

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  limit the right of stockholders to act by written consent or call a special meeting of stockholders;

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  require a higher percentage of stockholders than would otherwise be required to amend, alter, change or repeal certain provisions of our certificate of incorporation; and

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  authorize the issuance of preferred stock with any voting rights, dividend rights, conversion privileges, redemption rights and liquidation rights and other rights, preferences, privileges, powers, qualifications, limitations or restrictions as may be specified by our board of directors.

              These provisions could discourage, delay or prevent a change in the control of our company or a change in our management, even if the change would be in the best interests of our stockholders, adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock. Similarly, our debt agreements have provisions relating to a change of control of our company that could have a similar effect.

USE OF PROCEEDS

              We estimate that our net proceeds from this offering, after deducting underwriting discounts and commissions and estimated fees and expenses, will be approximately $80 million ($92 million if the underwriters exercise their option to purchase 600,000 additional shares of our common stock in full).

              We intend to use the net proceeds from this offering, together with the net proceeds from our concurrent private placement of senior notes described in "Prospectus Supplement Summary—Recent Developments—Concurrent Transaction", to repay all amounts outstanding under our second lien term loan facility and to terminate that facility and we expect to use the remaining proceeds of the senior notes private placement to pay a portion of the costs associated with settling our interest rate swap contracts related to the second lien term loan facility. If we also complete this offering, we will use the proceeds of this offering to pay the remaining costs associated with settling our interest rate swap contracts and for general corporate purposes, including the temporary repayment of outstanding indebtedness on our revolving credit facility. If we complete this offering but not the concurrent private placement of senior notes, we would expect to use the proceeds of this offering to reduce amounts outstanding under our revolving credit facility and for general corporate purposes.

              Our revolving credit facility matures on January 15, 2013. As of January 31, 2011, interest on amounts outstanding under our revolving credit facility was accruing at a weighted average annual rate of approximately 3.64%. Borrowings under our revolving credit facility were incurred for general corporate purposes, including funding our capital expenditure program. The indebtedness outstanding under our second lien term loan facility is due May 7, 2014. As of January 31, 2011, interest on amounts outstanding under our second lien term loan facility was accruing at a weighted average annual rate of approximately 4.46%.

              The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus supplement. The closing of this offering is not contingent upon the closing of our senior notes private placement and there can be no assurance that we will complete such private placement. Accordingly, if you decide to purchase our shares, you should be willing to do so whether or not we complete the senior notes private placement. This prospectus supplement and the accompanying prospectus shall not be deemed an offer to sell or a solicitation to buy the senior notes.

 CAPITALIZATION

              The following table sets forth our capitalization as of September 30, 2010:

  •
  on a historical basis; and

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  on an as adjusted basis to give effect to the sale of common stock in this offering and the application of the proceeds of this offering as described in "Use of Proceeds" (after deducting estimated fees and expenses, including fees and expenses related to sales by the selling stockholders, and underwriting discounts), and without giving effect to the concurrent private placement of senior notes described in "Prospectus Supplement Summary—Recent Developments—Concurrent Transaction".

              The table should be read in conjunction with our financial statements and the notes thereto incorporated by reference in this prospectus supplement.

	As of September 30, 2010
	Actual	As adjusted
	(in thousands)
Cash and cash equivalents	$10	$

Long-term debt:
Revolving credit facility(1)	$41,000
Second lien term loan facility(2)	463,776
11.50% senior notes due 2017	143,124

Total long-term debt	647,900
Stockholders' equity
Common stock, $.01 par value, (200,000,000 shares authorized, 55,656,200 shares issued and outstanding at September 30, 2010)	557
Additional paid-in capital	342,438
Accumulated deficit	(437,807)

Total stockholders' equity	(94,812)

Total long-term debt and stockholders' equity	$553,088

(1)
Our revolving credit facility had an outstanding balance of $35.0 million at December 31, 2010.

(2)
Our second lien term loan facility had a balance of $455.3 million at December 31, 2010.

 OPERATIONAL UPDATE

Overview

              We are an independent energy company primarily engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties. Our strategy is to grow through exploration, exploitation and development projects we believe to have the potential to add significant reserves on a cost-effective basis and through selective acquisitions of underdeveloped properties. In recent years, the exploration, exploitation and development of the onshore Monterey shale formation has taken a fundamental role in our corporate strategy, and efforts to expand our knowledge of the onshore formation have increased substantially. A substantial portion of our production is from offshore wells targeting the fractured Monterey shale formation, and we believe that there are significant opportunities relating to the Monterey shale formation onshore as well. We are in the early stages of our onshore Monterey shale project and, as expected, have not yet recorded any material proved reserves as of December 31, 2010. As a result of asset sales, our increased focus on an unproved asset and the development of oil projects over natural gas projects, our proved reserves and production have decreased in recent years. We believe the opportunity is significant for future reserve and production growth from the oil projects we have pursued in 2010 and contemplate in our 2011 capital expenditure budget.

              Our average net production was 18,241 BOE/d in 2010, compared to 20,622 BOE/d in 2009 and 21,674 BOE/d in 2008. Excluding production from producing properties in Texas, which we sold in a series of transactions in the first quarter of 2009 and the second quarter of 2010 (see "—Acquisitions and Divestitures"), our average net production was 17,779 BOE/d in 2010, compared to 18,756 BOE/d in 2009 and 17,690 BOE/d in 2008. Our proved reserves were 85.1 MMBOE at December 31, 2010, compared to 98.3 MMBOE at December 31, 2009 and 97.5 MMBOE at December 31, 2008. Excluding reserves attributable to our producing Texas properties, our reserves were 82.3 MMBOE at December 31, 2008 compared to 91.2 MMBOE at December 31, 2009 and 85.1 MMBOE at December 31, 2010.

              In the execution of our strategy, our management is principally focused on economically developing additional reserves of oil and natural gas and on maximizing production levels through exploration, exploitation and development activities on a cost-effective basis and in a manner consistent with preserving adequate liquidity and financial flexibility.

Capital Expenditures

              We have developed an active capital expenditure program to take advantage of our extensive inventory of drilling prospects and other projects. Our development, exploitation and exploration capital expenditures were $218.0 million in 2010, up from $161.3 million in 2009. Approximately $158 million of the 2010 capital expenditures went to drilling and rework activities, $12 million for facilities, and the remaining $48 million went to land, seismic and capitalized G&A costs. We incurred approximately $113 million or 52% of our 2010 capital expenditures in Southern California, $104 million or 47% in the Sacramento Basin, and the remaining 1% in areas outside of our core operating areas. Of the approximately $113 million spent in Southern California, approximately $74 million went to projects targeting the onshore Monterey shale formation.

              Our 2011 development, exploitation and exploration capital expenditure budget is $200 million, of which approximately $140 million or 70% is expected to be deployed in Southern California and $60 million or 30% to the Sacramento Basin. Of the $140 million allocated to Southern California, approximately $100 million is expected to be deployed to onshore Monterey shale activities with the remainder going to activities at legacy Southern California fields. The aggregate levels of capital expenditures for 2011, and the allocation of those expenditures, are dependent on a variety of factors, including the availability of capital resources to fund the expenditures and changes in our business assessments as to where our capital can be most profitably employed. Accordingly, the actual levels of capital expenditures and the allocation of those expenditures may vary materially from our estimates. The following summarizes certain significant aspects of our 2010 capital spending program and the outlook for 2011.

Southern California—Legacy Fields

              In the West Montalvo field, we have pursued an aggressive workover, recompletion and return to production program since acquiring the field in May 2007 that has resulted in significant production gains. The field has not been fully delineated offshore or fully developed onshore and we continue to evaluate our drilling results and refine our development program for the coming years. During 2010, our principal activities in the field were the completion of two wells that were spud toward the end of 2009, workover activities on three wells, and various facility upgrades to optimize future development. We plan to drill at least two wells in the field during 2011.

              In the Sockeye field, we completed a hydraulic fracture of the E-8 well and drilled a dual completion well that produces from the Monterey shale formation and injects into the Lower Topanga formation, increasing the sweep of the waterflood in that zone. A planned redrill of an inactive well that targets the Monterey shale formation was delayed as a result of a drilling moratorium imposed by the Secretary of the U.S. Department of the Interior. Wells drilled from Platform Gail are no longer subject to a moratorium and we plan to proceed with the redrill in 2011. Our 2011 capital expenditure budget contemplates minimal activity levels at Sockeye other than the redrill.

              At the South Ellwood field, we performed six recompletions during 2010. We continue to work on advancing the permitting process for three of the five proved undeveloped locations on our existing leases and continue to perform the facilities work in order to begin drilling those locations in 2011. Our 2011 capital expenditure budget includes plans to drill one of our proved undeveloped locations and perform six recompletions at South Ellwood.

              In addition, our subsidiary Ellwood Pipeline, Inc. is pursuing the permits necessary to build a common carrier pipeline that would allow us to transport our oil from the South Ellwood field to refiners without the use of a barge or the marine terminal we currently use. We anticipate that approval hearings for the project will be held during mid-2011. While we believe the pipeline should be approved, the outcome of these hearings cannot be predicted. Pending completion of the pipeline, we expect to use a double-hulled barge to transport oil production from the field.

Southern California-Onshore Monterey Shale

              In 2006, we began actively leasing onshore acreage in Southern California targeting the Monterey shale, a Miocene age strata. Our leasing has focused on areas where we believe the Monterey shale will produce light, sweet oil, and where the quality and depth of the Monterey shale is expected to be advantageous. As of December 31, 2010, our onshore Monterey shale acreage position totaled approximately 183,000 gross and 120,000 net acres. An additional 60,000 gross and 46,000 net acres with Monterey shale production or potential are held by production. To date, our onshore Monterey shale acreage position is approximately 137,000 net acres. See "Prospectus Supplement Summary—Recent Developments—2010 Production, Expenses and Operations" for information regarding drilling results to date and related information.

              As described in "—Trends Affecting Our Results of Operations—Expected Production," we currently expect only modest production from our onshore Monterey shale wells in 2011. We have designed the initial vertical wells to provide scientific information that we will use to evaluate the specific prospect area, as well as individual zones in the wellbore that are prospective for drilling horizontal wells. Information developed from cutting cores in these vertical wells and analysis of those cores will be used to correlate our petrophysical model with data from historical well logs in the area.

We expect our horizontal wells to have greater potential for production. Our primary focus with respect to our initial horizontal wells, however, is on using our experience with, and the data generated from, those wells to develop and refine drilling and completion techniques that will be successful in the formation and effective processes for the identification of productive intervals on a replicable basis.

              We currently have two drilling rigs operating in the onshore Monterey shale, both of which are capable of drilling horizontal wells, and we are working to secure a third rig in order to execute our 2011 capital expenditure program. Our 2011 capital expenditure budget includes plans to drill approximately 30 wells. We also plan to complete the second and final phase of what we believe to be California's largest 3D seismic shoot during the first half of 2011 and to continue leasing throughout the year.

Sacramento Basin

              In the Sacramento Basin, we continue to pursue our infill drilling program in the greater Grimes and Willows fields. During 2010, we spud 93 wells (83% were productive), completed 75 (including wells spud in 2009), and performed 213 recompletions in the basin. We continue to test and evaluate potential downspacing opportunities in the basin as well as new methods of improving productivity and reducing drilling costs. We also continue to pursue our hydraulic fracturing program in the basin and fractured 12 wells in 2010. As of December 31, 2010, we had identified 610 drilling locations in the basin, and we anticipate identifying additional locations as we pursue further exploration, exploitation and development opportunities. We believe the Sacramento Basin presents significant exploration opportunities and in order to further our understanding of these opportunities we drill a small number of what we consider exploratory wells in the basin each year. Operationally, we distinguish these exploratory wells from the numerous non-proved locations that we drill each year as part of our development drilling program but are considered "exploratory wells" as defined in SEC Regulation S-X.

              We plan to reduce our focus on the basin in 2011 as a result of depressed natural gas prices and our increased focus on our oil-based Monterey shale activities. Our 2011 capital expenditure budget for the basin includes plans for approximately 40 development wells, 220 recompletions, and 20 fracs. We anticipate the activity levels contemplated in our 2011 budget will result in average daily production in 2011 that is flat to slightly lower than 2010 average daily production. Production from the basin in the beginning of 2011 is expected to be relatively flat with the fourth quarter of 2010, then decline throughout the year as a result of the lower activity in 2011. We would expect to return to a focus on growth in the basin when natural gas prices improve. As of December 31, 2010, our acreage position in the basin was approximately 223,000 net acres (265,000 gross).

Texas

              In anticipation of the sale of our Texas producing assets (see "—Acquisitions and Divestitures"), we did not invest any significant capital in Texas in 2010.

              As described below in "—Acquisitions and Divestitures," we sold the Hastings Complex to Denbury Resources, Inc., or Denbury, in 2009. However, we retained the right to back into a working interest of approximately 22.3% in the CO2 project Denbury is pursuing at the field after it recoups certain costs. In December 2010, Denbury commenced injecting CO2 at the Hastings Complex.

Acquisitions and Divestitures

              Sale of Cat Canyon Field.    In December 2010, we sold our interests in the Cat Canyon field for $8.5 million (before closing adjustments). The field comprised less than 1% of our proved reserves at December 31, 2009, or 0.6 MBOE, and contributed approximately 70 BOE/d to our production during 2010. We used the proceeds to repay $8.5 million of principal on the second lien term loan.

              Sale of Other Texas Assets.    Following the sale of the Hastings Complex, we sold our remaining producing assets in Texas in a series of transactions that were completed in the second quarter of 2010 to multiple purchasers for aggregate net proceeds of $98.1 million (after closing adjustments and related expenses). We used the proceeds to repay $66.9 million of principal on the revolving credit facility and $30.7 million of principal on the second lien term loan. We retained our 22.3% reversionary working interest in the Hastings Complex. The Texas properties sold comprised 7.2% of our proved reserves at December 31, 2009 or 7.1 MMBOE and contributed approximately 460 BOE/d to our production during 2010.

              Sacramento Basin Asset Acquisition.    In June 2009, we acquired certain natural gas producing properties in the Sacramento Basin for approximately $21.4 million.

              Hastings Complex Sale.    In February 2009, we completed the sale of our principal interests in the Hastings Complex to Denbury for approximately $197.7 million.

              Other.    We have an active acreage acquisition program and we regularly engage in acquisitions (and, to a lesser extent, dispositions) of oil and natural gas properties, primarily in and around our existing core areas of operations, including transactions in each of 2008, 2009 and 2010.

Trends Affecting our Results of Operations

              Oil and Natural Gas Prices.    Historically, prices received for our oil and natural gas production have been volatile and unpredictable, and that volatility is expected to continue. Changes in the market prices for oil and natural gas directly impact many aspects of our business, including our financial condition, revenues, results of operations, liquidity, rate of growth, the carrying value of our oil and natural gas properties and borrowing capacity under our revolving credit facility, all of which depend in part upon those prices. We employ a hedging strategy in order to reduce the variability of the prices we receive for our production and provide a minimum revenue stream. As of February 3, 2011 we had hedge contract floors covering approximately 87% of our 2011 annual production guidance. We have also begun to secure hedge contracts for our 2012 and 2013 production. All of our derivatives counterparties are members, or affiliates of members, of our revolving credit facility syndicate. See "Item 3. Quantitative and Qualitative Disclosures About Market Risk—Commodity Derivative Transactions" in our Third Quarter 2010 10-Q for further details concerning our hedging activities.

              Expected Production.    During 2010, we began to emphasize our oil projects in Southern California relative to our natural gas projects in the Sacramento Basin. We plan to continue this strategy in 2011, with approximately 50% of our planned capital expenditures allocated to our onshore Monterey shale program in Southern California and an additional 20% allocated to our legacy Southern California fields. We expect that the execution of our capital expenditure plan will result in a modest increase in average daily production volumes in 2011 relative to 2010. We expect our onshore Monterey shale project to contribute a relatively small percentage of our overall production in 2011. However, we expect production from that project to provide the modest production growth we anticipate for the year. If successful, we believe that the project could result in significant production growth in subsequent years. Our expectations with respect to future production rates are subject to a number of uncertainties, including those associated with third party services, the availability of drilling rigs, oil and natural gas prices, events resulting in unexpected downtime, permitting issues, drilling success rates, including our ability to identify productive intervals and the drilling and completion techniques necessary to achieve commercial production in the onshore Monterey shale, and other factors, including those referenced in "Risk Factors".

              Lease Operating Expenses.    We expect that our lease operating expenses, or LOE, for 2010 on a per-BOE basis will be similar to our 2009 results of $12.65 per BOE. We expect our 2011 LOE per BOE to increase slightly relative to 2010 due to our expected focus on oil projects, which tend to have higher operating costs than natural gas projects. Our expectations with respect to future expenses are subject to numerous risks and uncertainties, including those described and referenced in the preceding paragraph.

              Production and Property Taxes.    Our production and property taxes were $1.35 per BOE for 2009 and we expect them to be slightly lower in 2010 on the same basis. We expect our 2011 production/property taxes to increase slightly on a per BOE basis compared to 2010. As with lease operating expenses, our expectations with respect to future expenses are subject to numerous risks and uncertainties.

              General and Administrative Expenses.    Our general and administrative expenses were $4.63 per BOE in 2009 (excluding share-based compensation charges of $0.28 per BOE) and we expect them to rise slightly in 2010 on the same basis. Excluding share-based compensation charges, on a per BOE basis, we expect our G&A costs to be relatively flat in 2011 compared to 2010. As with our lease operating expenses and production and property taxes, our expectations with respect to G&A costs are subject to numerous risks and uncertainties.

              Depreciation, Depletion and Amortization (DD&A).    We expect our 2010 DD&A to be slightly higher than in 2009, when it was $11.46 per BOE. We expect our 2011 DD&A to increase modestly on a per BOE basis compared to 2010. As with lease operating expenses, production and property taxes and G&A expenses, our expectations with respect to DD&A expenses are subject to numerous risks and uncertainties.

              Unrealized Derivative Gains and Losses.    Unrealized gains and losses result from mark-to-market valuations of derivative positions that are not accounted for as cash flow hedges and are reflected as unrealized commodity derivative gains or losses in our income statement. Payments actually due to or from counterparties in the future on these derivatives will typically be offset by corresponding changes in prices ultimately received from the sale of our production. We have incurred significant unrealized gains and losses in recent periods and may continue to incur these types of gains and losses in the future. We may also have significant unrealized interest rate derivative gains and losses in subsequent periods due to changes in market interest rates.

Capital Resources and Requirements

              We plan to make substantial capital expenditures in the future for the acquisition, exploration, exploitation and development of oil and natural gas properties. We expect that our exploration, exploitation and development capital expenditures, which were $218 million in 2010, will be approximately $200 million in 2011. We expect to fund our 2011 capital expenditure budget primarily with cash flow from operations, supplemented with the proceeds of this offering and the concurrent private placement of senior notes described in "Prospectus Supplement Summary—Recent Developments—Concurrent Transaction," including through the temporary repayment and subsequent reborrowing of amounts under our revolving credit facility. If we do not complete both offerings, we expect to fund part of our capital expenditures with borrowings under the revolving credit facility, supplemented with the proceeds of other capital raising transactions that may include joint venture transactions related to our onshore Monterey project, sales of non-core assets and/or an issuance of equity. We have significant flexibility to reduce our 2011 capital expenditures if warranted by business conditions or limits on our capital resources. Uncertainties relating to our capital resources and requirements in 2011 include the possibility that one or more of the counterparties to our hedging arrangements may fail to perform under the contracts, the effects of changes in commodity prices and differentials, results from our onshore Monterey shale program, which could lead us to accelerate or decelerate activities depending on the extent of our success in developing the program, and the possibility that we will pursue one or more significant acquisitions that would require additional debt or equity financing.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

              Our common stock is quoted on the New York Stock Exchange under the symbol "VQ." The following table shows, for the periods indicated, the high and low reported closing sale prices for our common stock, as reported on the New York Stock Exchange.

	Sales Price
	High	Low
2009:
First quarter	$4.38	$2.15
Second quarter	$9.54	$3.39
Third quarter	$11.80	$6.74
Fourth quarter	$15.87	$10.49
2010:
First quarter	$14.40	$11.29
Second quarter	$18.50	$12.20
Third quarter	$21.07	$15.63
Fourth quarter	$20.55	$14.97
2011:
First quarter (through February 4, 2011)	$22.22	$18.17

              On February 4, 2011, the last sales price of our common stock as reported on the New York Stock Exchange was $21.01 per share.

              As of December 31, 2010, there were approximately 367 holders of record of our common stock.

              We have not declared any cash dividends on our common stock during the two most recent fiscal years and have no plans to do so in the foreseeable future. The ability of our board of directors to declare any dividend is subject to limits imposed the terms of our debt agreements, which currently prohibit us from paying dividends on our common stock.

              Our ability to pay dividends is also subject to limits imposed by Delaware law. In determining whether to declare dividends, the board will consider the limits imposed by our debt agreements, our financial condition, results of operations, working capital requirements, future prospects and other factors it considers relevant.

 MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE
TAX CONSEQUENCES TO NON-U.S. HOLDERS

              The following is a summary of material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of our common stock by persons that are non-U.S. holders (as defined below). This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations, administrative rulings and court decisions as of the date hereof, any of which are subject to change, possibly on a retroactive basis. We undertake no obligation to update this summary in the future. This summary deals only with non-U.S. holders that will hold our common stock as "capital assets" (generally, property held for investment) and does not address tax considerations applicable to holders that may be subject to special tax rules, including financial institutions, tax-exempt organizations, insurance companies, qualified retirement plans or individual retirement accounts, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold our common stock as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, regulated investment companies, real estate investment trusts, persons that have a "functional currency" other than the U.S. dollar, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, or partnerships or other pass-through entities or holders of an interest in such entities. Such persons should consult with their own tax advisors to determine the U.S. federal income and estate tax consequences that may be relevant to them. If a partnership holds the common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holding our common stock, you should consult your tax advisor. Moreover, this summary does not discuss alternative minimum tax consequences, if any, to holders of our common stock. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

              As used in this discussion, a "non-U.S. holder" is a beneficial owner of our common stock (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that for U.S. federal income tax purposes is not:

  •
  an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (i) if it is subject to the supervision of a court within the United States and one or more United States persons (as defined by the Code) have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS

WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Distributions on Our Common Stock

              We have no plans to declare or pay any dividends on our common stock. However, if we do pay a dividend on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, the non-U.S. holder's adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under "—Gain on Disposition of Our Common Stock." Any dividend paid to a non-U.S. holder of common stock ordinarily will be subject to withholding of United States federal income tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with IRS Form W-8BEN (or other appropriate version of Form W-8) certifying eligibility for the reduced rate.

              Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if the non-U.S. holder were a resident of the United States. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a non-U.S. holder must provide us with an IRS Form W-8ECI properly certifying eligibility for such exemption. Dividends received or deemed to have been received by a corporate non-U.S. holder that has income effectively connected with a trade or business conducted by such corporate non-U.S. holder in the United States may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Gain on Disposition of Our Common Stock

              Generally, a non-U.S. holder will not be subject to United States federal income tax with respect to gain recognized upon the disposition of such non-U.S. holder's shares of common stock unless:

  •
  We are or have been a "United States real property holding corporation" ("USRPHC"), for U.S. federal income tax purposes (i.e., a domestic corporation whose trade or business and real property assets consist primarily of "United States real property interests");

  •
  The non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

  •
  Such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (or, if a tax treaty applies, the gain is attributable to a United States permanent establishment maintained by the non-U.S. holder).

              With respect to the first bullet point above, we believe that we currently are, and expect to be for the foreseeable future, a USRPHC as a result of our interests in oil and natural gas assets that qualify as United States real property interests. Nonetheless, for so long as our common stock is "regularly traded on an established securities market," a non-U.S. holder will be taxable on gain recognized on the sale of our common stock only if the non-U.S. holder actually or constructively holds more than 5% of our common stock at any time during the five-year period ending on the date of such sale or such shorter period that such shares were held. However, when and for so long as our common stock is not "regularly traded on an established securities market," a non-United States shareholder will be subject to U.S. taxation at rates applicable to capital gains on gain recognized on the sale of our common stock, and the purchaser of such common stock generally will be required to withhold from the purchase price and pay over to the U.S. Treasury Department an amount equal to 10% of the consideration payable in the purchase.

              An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale net of certain U.S. source capital losses (even though the individual is not considered a resident of the United States).

              A non-U.S. holder described in the third bullet point above will be subject to United States federal income tax on the gain recognized from the sale under regular graduated U.S. federal income tax rates and, if it is a corporation, may be subject to the branch profits tax at a rate equal to 30% (or such lower rate as may be prescribed by an applicable treaty).

Federal Estate Taxes

              The estate of a non-U.S. holder of our common stock may be subject to United States estate tax on the value of our common stock, which is considered United States situs property for such purposes, subject to possible relief under an applicable treaty.

Information Reporting and Backup Withholding

              Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder, such holder's name and address, and the amount, if any, of tax withheld. Copies of the information returns reporting those dividends and amounts withheld may also be made available to the tax authorities in the country in which such holder resides under the provisions of an applicable tax treaty or exchange of information agreement.

              In general, backup withholding at the applicable rate (currently 28%) will not apply to dividends on our common stock paid by us or our paying agents, in their capacities as such, to a non-U.S. holder if such non-U.S. holder has provided the required certification and neither we nor our paying agent has actual knowledge or reason to know that the payee is a United States person.

              Payment of the proceeds of a sale of common stock by a United States office of a broker will be subject to both information reporting and backup withholding unless the holder certifies its non-U.S. holder status under penalties of perjury and the broker does not have actual knowledge or reason to know that the payee is a United States person (as defined by the Code), or otherwise establishes an exemption.

              Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be allowed as a credit against the non-U.S. holder's United States federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

New Legislation

              Newly enacted legislation may impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities. The legislation will apply to payments made after December 31, 2012, but will not require any amount to be deducted or withheld from any payment under any obligation outstanding on March 18, 2012 or from the gross proceeds from any disposition of such an obligation. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain

non-U.S. holders. The legislation generally will impose a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. The legislation also requires any individual required to file a U.S. income tax return who, during the taxable year, holds any interest in a specified foreign financial asset (including any financial account maintained by a foreign financial institution) to disclose certain information with respect to each such asset and imposes a penalty for failure to disclose such information.

              Other newly enacted legislation requires certain holders who are individuals, estates or trusts to pay a 3.8% unearned income Medicare contribution tax on, among other things, dividends and capital gains from the sale or other disposition of common stock for taxable years beginning after December 31, 2012. Such legislation is the subject of a number of constitutional challenges, and at least one court has held that the law is void.

              Prospective purchasers of our common stock should consult their own tax advisors regarding the effect, if any, of the new legislation described above on their ownership and disposition of our common stock.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
BMO Capital Markets Corp.
KeyBanc Capital Markets Inc.
BNP Paribas Securities Corp.
Mitsubishi UFJ Securities (USA), Inc.
RBS Securities Inc.
Scotia Capital (USA) Inc.
BOSC, Inc.

Total	4,000,000

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              Merrill Lynch, Pierce, Fenner & Smith Incorporated has advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $            per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

              The expenses of the offering, not including the underwriting discount, are estimated at approximately $650,000 and are payable by us.

Overallotment Option

              We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 600,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

Lock-Up Agreements

              We, our executive officers and our directors have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of Merrill Lynch, Pierce, Fenner & Smith Incorporated, sell, offer to sell, contract or agree to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, the Merrill Lynch, Pierce, Fenner & Smith Incorporated may, in its sole discretion, release some or all of the securities from these lock-up agreements. The restrictions described in this paragraph do not apply to, among other things, the issuance and sale of common stock by us to the underwriters pursuant to the underwriting agreement and sales pursuant to existing trading plans established under Rule 10b5-1 of the Exchange Act.

              Merrill Lynch, Pierce, Fenner & Smith Incorporated has informed us that it does not have a present intent or arrangement to release any of the securities subject to these lock-up agreements. The release of any lock-up will be considered on a case-by-case basis. Factors in deciding whether to release shares may include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our common stock, historical trading volumes of our common stock and whether the person seeking the release is one of our officers, directors or affiliates.

Listing

              The shares are listed on the New York Stock Exchange under the symbol "VQ."

Price Stabilization, Short Positions

              Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet website maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated website is not part of this prospectus.

              Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

Conflicts of Interest

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

              Additionally, affiliates of certain of the underwriters are lenders under our revolving credit facility and/or our second lien term loan facility. We may use the net proceeds from this offering to repay indebtedness under such facilities. Accordingly, such underwriters, affiliates and related parties may receive a substantial portion of the proceeds from this offering through such repayment. In addition, BMO Capital Markets served as sales agent in connection with our August 2010 offering.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

              We may use at least 5% of the net proceeds of this offering to repay indebtedness owed by us to certain affiliates of the underwriters who are lenders under our revolving credit facility and/or our second lien term loan facility. See "Use of Proceeds." Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority. In accordance with that rule, no "qualified independent underwriter" is required, because a bona fide public market exists in the shares, as that term is defined in the rule.

Notice to Prospective Investors in the European Economic Area

              In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an "Early Implementing Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of shares will be made to the public in that Relevant Member State (other than offers (the "Permitted Public Offers") where a prospectus will be published in relation to the shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of shares may be made to the public in that Relevant Member State at any time:

    A.
    to "qualified investors" as defined in the Prospectus Directive, including:

    (a)
    (in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

    (b)
    (in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

    B.
    to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

    C.
    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

        provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

              Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor", and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where shares have been acquired by it on behalf of persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

              For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

              This prospectus supplement has not been approved by an authorized person for the purposes of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA") and is, accordingly, only being distributed in the United Kingdom to, and is only directed at (i) investment professionals, as such term is defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order"), (ii) high net worth entities and other persons falling within Article 49(2)(a) to (d) of the Order, or (iii) any other person to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any shares may otherwise be lawfully communicated or caused to be communicated in accordance with the Order (all such persons falling within (i) to (iii) together being referred to as "relevant persons").

              The shares to which this prospectus supplement relates are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Germany

              This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our common stock in Germany. Consequently, our common stock may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common stock to the public in Germany or any other means of public marketing. Our common stock is being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no.1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

              This offering of our common stock does not constitute an offer to buy or the solicitation or an offer to sell our common stock in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

              Our common stock may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

              The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

              Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

              Davis Graham & Stubbs LLP of Denver, Colorado will provide its opinion on the validity of the securities offered by this prospectus supplement. Certain legal matters in connection with the shares of common stock offered hereby will be passed upon for the underwriters by Baker Botts L.L.P.

EXPERTS

              Our consolidated financial statements as of December 31, 2009 and 2008, and for the years then ended, appearing in our Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

              The 2007 consolidated financial statements incorporated in this prospectus supplement by reference from Venoco, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

              Estimates of our oil and natural gas reserves and related information as of December 31, 2007, 2008, 2009 and 2010 included or incorporated by reference in this prospectus supplement have been derived from engineering reports prepared by DeGolyer & MacNaughton. The estimates have been so incorporated in reliance upon the reports of that firm given upon its authority as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

              We are subject to the information requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the SEC at 100 F Street N.E., Washington, D.C. 20549. Requests for copies should be directed to the SEC's Public Reference Room, 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information regarding the public reference facilities. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically.

              We have filed with the SEC a Registration Statement on Form S-3 (together with all exhibits, amendments and supplements, the "Registration Statement") of which this prospectus supplement constitutes a part, under the Securities Act. This prospectus supplement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the SEC. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this prospectus supplement, the accompanying prospectus and any document incorporated by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. Copies of the Registration Statement are on file at the offices of the SEC, and may be inspected without charge at those offices, the address of which is set forth above, and copies may be obtained from the SEC at prescribed rates. The Registration Statement has been filed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the SEC web site at www.sec.gov.

 INFORMATION INCORPORATED BY REFERENCE

              The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement.

              The following documents, which were previously filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2009;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010;

  •
  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010;

  •
  our Current Reports on Form 8-K filed May 20, June 3, August 3 and October 12, 2010 and February 7, 2011; and

  •
  the description of our capital stock contained in our Registration Statement on Form S-1, as amended (File No. 333-130478), and incorporated by reference into our Registration Statement on Form 8-A under the Exchange Act filed with the SEC on November 14, 2006.

              All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus supplement and shall be a part hereof from the date of filing of such reports and documents.

              Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed modified, superseded or replaced for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus supplement, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

              You may receive a copy of any document incorporated by reference (excluding exhibits to those documents unless they are specifically incorporated by reference in those documents), at no cost, by writing or calling Venoco, Inc., 370 17th Street, Suite 3900, Denver, CO 80202, Attention: Secretary. The telephone number of that office is (303) 626-8300.

GLOSSARY OF TECHNICAL TERMS

3D and 2D seismic	3D seismic data is geophysical data that depicts the subsurface strata in three dimensions. 3D seismic data typically provides a more detailed and accurate interpretation of the subsurface strata than two dimensional, or 2D, seismic data.
Anticline	An arch-shaped fold in rock in which rock layers are upwardly convex.
Bbl	One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbon.
Bcf	One billion cubic feet of natural gas.
Bcfe	One billion cubic feet of natural gas equivalent, using the ratio of one barrel of crude oil, condensate or natural gas liquids to six Mcf of natural gas.
BOE	One stock tank barrel of oil equivalent, using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.
Btu	British thermal unit, the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.
Completion	The installation of permanent equipment for the production of oil or natural gas or, in the case of a dry well, reporting to the appropriate authority that the well has been abandoned.
Condensate	A mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.
/d	Per day.
Developed acreage	The number of acres which are allocated or assignable to producing wells or wells capable of production.
Development drilling or development wells	Drilling or wells drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.
Dry well	A well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion of the well.
Exploitation and development activities	Drilling, facilities and/or production-related activities performed with respect to proved and probable reserves.
Exploration activities	The initial phase of oil and natural gas operations that includes the generation of a prospect and/or play and the drilling of an exploration well.

Exploration well	Means "exploratory well" as defined in Rule 4-10 of SEC Regulation S-X and refers to a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir.
Finding and development costs	Capital costs incurred in the acquisition, exploration, development and revision of proved oil and natural gas reserves divided by proved reserve additions.
Gross acres or gross wells	The total acres or wells, as applicable, in which a working interest is owned.
Infill drilling	Drilling of an additional well or wells at less than existing spacing to more adequately drain a reservoir.
Injection well	A well in which water is injected, the primary objective typically being to maintain reservoir pressure.
MBbl	One thousand barrels.
MBOE	One thousand BOEs.
Mcf
One thousand cubic feet of natural gas. For the purposes of this prospectus supplement, this volume is stated at the legal pressure base of the state or area in which the reserves are located and at 60 degrees Fahrenheit.
MMcf
One million cubic feet of natural gas. For the purposes of this prospectus supplement, this volume is stated at the legal pressure base of the state or area in which the reserves are located and at 60 degrees Fahrenheit.
MMcfe	One million cubic feet of natural gas equivalent, using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6 Mcf of natural gas.
MMBbl	One million barrels.
MMBOE	One million BOEs.
MMBtu	One million British thermal units.
Natural gas liquids	Hydrocarbons found in natural gas which may be extracted as liquefied petroleum gas and natural gasoline.
Net acres or net wells	The gross acres or wells, as applicable, multiplied by the working interests owned.
NYMEX	The New York Mercantile Exchange.
Oil	Crude oil, condensate and natural gas liquids.
Pay zone	A geological deposit in which oil and natural gas is found in commercial quantities.
Producing well or productive well	A well that is capable of production in sufficient quantities to justify completion, including producing wells and wells mechanically capable of production.

Proved developed non-producing reserves	Proved developed reserves that do not qualify as proved developed producing reserves, including reserves that are expected to be recovered from (i) completion intervals that are open at the time of the estimate, but have not started producing, (ii) wells that are shut in because pipeline connections are unavailable or (iii) wells not capable of production for mechanical reasons.
Proved developed reserves
This term means "proved developed oil and gas reserves" as defined in Rule 4-10 of SEC Regulation S-X, and refers to reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.
Proved developed reserves to production ratio	The ratio of proved developed reserves to total net production for the fourth quarter of the relevant year or other specified period.
Proved developed producing reserves	Reserves that are being recovered through existing wells with existing equipment and operating methods.
Proved reserves or proved oil and gas reserves
This term means "proved oil and gas reserves" as defined in Rule 4-10 of SEC Regulation S-X and refers to the quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.
Proved reserves to production ratio	The ratio of total proved reserves to total net production for the fourth quarter of the relevant year or other specified period.
PV-10
The PV-10 of reserves is the present value of estimated future revenues to be generated from the production of the reserves net of estimated production and future development costs and future plugging and abandonment costs, using the twelve-month arithmetic average of the first of the month prices (except that for periods prior to December 31, 2009, the period end price was used), without giving effect to hedging activities or future escalation, costs as of the date of estimate without future escalation, without non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion, amortization and impairment and income taxes, and discounted using an annual discount rate of 10%.
Recompletion	The completion for production of an existing wellbore in a different formation or producing horizon, either deeper or shallower, from that in which the well was previously completed.

Reserves	This term is defined in Rule 4-10 of SEC Regulation S-X and refers to estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.
Secondary recovery
The second stage of hydrocarbon production during which an external fluid such as water or gas is injected into the reservoir through injection wells located in rock that has fluid communication with production wells. The purpose of secondary recovery is to maintain reservoir pressure and to displace hydrocarbons toward the wellbore.
Shut in	A well suspended from production or injection but not abandoned.
Spacing	The number of wells which can be drilled on a given area of land under applicable regulations.
Undeveloped acreage
Acreage on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil and natural gas regardless of whether the acreage contains proved oil and natural gas reserves.
Undeveloped reserves
This term is defined in Rule 4-10 of SEC Regulation S-X and refers to reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.
Waterflood	A method of secondary recovery in which water is injected into the reservoir formation to displace residual oil.
Working interest
The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and to receive a share of production, subject to all royalties, overriding royalties and other burdens, all costs of exploration, development and operations and all risks in connection therewith.
Workover
Remedial operations on a well conducted with the intention of restoring or increasing production from the same zone, including by plugging back, squeeze cementing, reperforating, cleanout and acidizing.

PROSPECTUS

$500,000,000

COMMON STOCK PREFERRED STOCK	DEBT SECURITIES GUARANTEES WARRANTS

2,500,000

SHARES OF COMMON STOCK

        We may offer and sell from time to time common stock, debt securities (which may or may not be guaranteed by one or more of our subsidiaries), preferred stock and warrants to purchase common stock or preferred stock, in one or more transactions, with a maximum aggregate offering price of $500,000,000. We may also offer and sell from time to time, in one or more transactions, up to the maximum aggregate offering price, such securities as may be issuable upon the conversion, exercise or exchange of debt securities, preferred stock or warrants. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

        The selling stockholder, a family trust affiliated with our Chief Executive Officer, may offer and sell from time to time up to an aggregate of 2,500,000 shares of common stock owned by it. We will not receive any proceeds from sales of common stock by the selling stockholder.

        This prospectus provides you with a description of our common stock and a general description of the other securities we may offer. A prospectus supplement containing specific information about the terms of the securities being offered and the offering, including the compensation of any underwriter, agent or dealer, will accompany this prospectus to the extent required. Any prospectus supplement may also add, update or change information contained in this prospectus. If information in any prospectus supplement is inconsistent with the information in this prospectus, then the information in that prospectus supplement will apply and will supersede the information in this prospectus. You should carefully read both this prospectus and any prospectus supplement, together with additional information described in "Where You Can Find More Information" and "Information Incorporated by Reference," before you invest in our securities.

        Our common stock is traded on the New York Stock Exchange under the symbol "VQ."

        Investing in our securities involves a high degree of risk. See "Risk Factors" on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 14, 2010.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process on Form S-3. See "Where You Can Find More Information" and "Information Incorporated By Reference." Under the shelf registration, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000, and the selling stockholder may sell up to 2,500,000 shares of our common stock in one or more offerings. This prospectus provides you with a description of our common stock and a general description of the other securities that we may offer. Each time that securities are sold pursuant to the registration statement, we will, to the extent required, provide a prospectus supplement that will contain specific information about the terms of the securities being offered and the offering. The prospectus supplement also may add, update or change information contained or incorporated by reference in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings and securities. You should read both this prospectus and any prospectus supplement or free writing prospectus together with additional information described in "Where You Can Find More Information" and "Information Incorporated by Reference" before you invest.

        You should rely only on the information contained in this prospectus and in any relevant prospectus supplement or free writing prospectus, including any information incorporated herein or therein by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus, any accompanying prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of such documents. Neither this prospectus nor any prospectus supplement or free writing prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus or a prospectus supplement or free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        Except as otherwise indicated or where the context otherwise requires, the terms "Venoco," "we," "our," "ours" and "us" as used in this prospectus refer to Venoco, Inc. and its subsidiaries collectively.

THE COMPANY

        We are an independent energy company primarily engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties. Our principal properties are located offshore and onshore southern California and onshore in California's Sacramento Basin. We are one of the largest independent oil and natural gas companies in California based on production volumes. According to a reserve report prepared by DeGolyer & MacNaughton, we had proved reserves of approximately 98.3 MMBOE as of December 31, 2009, based on assumed prices of $61.04 per Bbl for oil and $3.87 per MMBtu for natural gas. As of that date, 53% of our proved reserves were oil and 51% were proved developed.

        We maintain our principal executive offices at 370 Seventeenth Street, Denver, Colorado 80202, Suite 3900, and our telephone number is (303) 626-8300. Our website can be found at www.venocoinc.com. The information on our website is not a part of this prospectus.

RISK FACTORS

        Investing in our securities involves significant risks. You should review carefully the risks and uncertainties described under the heading "Risk Factors" contained in any applicable prospectus supplement or free writing prospectus, our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q or any Current Reports on Form 8-K that may be filed from time to time, all of which are incorporated by reference into this prospectus. Also, please read "Cautionary Statement Regarding Forward-Looking Statements."

        Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as the value of an investment in our securities. Additional risks not known to us or that we currently believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, and any relevant prospectus supplement and free writing prospectus, including information incorporated herein or therein by reference, contains or may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The use of any statements containing the words "anticipate," "intend," "believe," "estimate," "project," "expect," "plan," "should," "could" or similar expressions are intended to identify such statements. Forward-looking statements relate to, among other things:

  •
  our future financial position, including cash flow and anticipated liquidity;

  •
  amounts and nature of future capital expenditures;

  •
  acquisitions and other business opportunities, including those relating to the proposed lease extension and pipeline projects in the South Ellwood field and our onshore Monterey shale development project;

  •
  our ability to raise capital through debt or equity offerings, borrowings under our revolving credit facility or other transactions, including lenders' willingness and ability to fund amounts under the revolving credit facility and our ability to comply with covenants set forth in the revolving credit agreement;

  •
  operating costs and other expenses;

  •
  wells to be drilled, reworked or recompleted and the results of those activities;

  •
  oil and natural gas prices and demand;

  •
  exploitation, development and exploration prospects;

  •
  the amount and timing of expenses relating to asset retirement obligations;

  •
  the ability and willingness of counterparties to our commodity derivative contracts to perform their obligations;

  •
  expiration of oil and natural gas leases that are not held by production;

  •
  declines in the values of our natural gas and oil properties that may result in write-downs;

  •
  estimates of proved oil and natural gas reserves;

  •
  reserve potential;

  •
  development and infill drilling potential;

  •
  expansion and other development trends in the oil and natural gas industry;

  •
  business strategy;

  •
  future production of oil and natural gas;

  •
  transportation of the oil and natural gas we produce;

  •
  planned or possible asset sales or dispositions (and the use of proceeds from any such sale); and

  •
  expansion and growth of our business and operations.

        The expectations reflected in such forward-looking statements may prove to be incorrect. Disclosure of important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are included under the heading "Risk Factors" in documents incorporated in this prospectus by reference and may be so included in any prospectus supplement or free writing prospectus, including, without limitation, in conjunction with the forward-looking statements. All forward-looking statements speak only as of the date made. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

        Factors that could cause actual results to differ materially from our expectations include, among others, such things as:

  •
  changes in oil and natural gas prices, including reductions in prices that would adversely affect our revenues, income, cash flow from operations, liquidity and reserves;

  •
  adverse conditions in global credit markets and in economic conditions generally;

  •
  risks related to our level of indebtedness;

  •
  our ability to replace oil and natural gas reserves;

  •
  risks arising out of our hedging transactions;

  •
  our inability to access oil and natural gas markets due to operational impediments;

  •
  uninsured or underinsured losses in, or operational problems affecting, our oil and natural gas operations;

  •
  inaccuracy in reserve estimates and expected production rates;

  •
  exploitation, development and exploration results, including from enhanced recovery activities;

  •
  our ability to manage expenses, including expenses associated with asset retirement obligations;

  •
  a lack of available capital and financing, including as a result of a reduction in the borrowing base under our revolving credit facility;

  •
  the potential unavailability of drilling rigs and other field equipment and services;

  •
  the existence of unanticipated liabilities or problems relating to acquired businesses or properties;

  •
  difficulties involved in the integration of operations we have acquired or may acquire in the future;

  •
  factors affecting the nature and timing of our capital expenditures;

  •
  the impact and costs related to compliance with or changes in laws or regulations governing our oil and natural gas operations;

  •
  changes in applicable laws;

  •
  delays, denials or other problems relating to our receipt of operational consents and approvals from governmental entities and other parties;

  •
  environmental liabilities;

  •
  loss of senior management or technical personnel;

  •
  acquisitions and other business opportunities (or the lack thereof) that may be presented to and pursued by us;

  •
  risk factors discussed in any prospectus supplement or free writing prospectus, or in any document incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus; and

  •
  other factors, many of which are beyond our control.

        Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

USE OF PROCEEDS

        Unless a prospectus supplement indicates otherwise, the net proceeds we receive from the sale of the securities offered by this prospectus will be used for (i) exploration, exploitation and development of our properties, (ii) acquisition of oil and gas properties or of companies that own oil and gas properties, (iii) payment or reduction of outstanding indebtedness or (iv) other general corporate purposes.

        We will not receive any proceeds from sales of common stock by the selling stockholder.

 RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges is as follows for the periods indicated:

Year Ended December 31,
2005	2006	2007		2008		2009
2.6X	1.7X	—	(1)	—	(1)	—	(1)

(1)
For the years ended December 31, 2007, 2008 and 2009, earnings were inadequate to cover fixed charges by approximately $119.6 million, $379.9 million and $61.7 million, respectively.

        We have computed the ratio by dividing earnings by fixed charges. For this purpose, earnings consist of the sum of the following: income before income taxes and cumulative change in accounting principle, fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization of premiums, discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense.

SELLING STOCKHOLDER

        The selling stockholder is the Marquez Trust, a family trust the trustees of which are Timothy Marquez, our Chairman and CEO, and his wife, Bernadette Marquez. As of April 20, 2010, the Marquez Trust owned 29,058,942 shares of our common stock, representing approximately 55% of our outstanding common stock as of that date. We entered into a registration rights agreement with the Marquez Trust dated August 25, 2006, as amended, pursuant to which the trust has the right to, among other things, include some or all of its shares in registration statements we file subject to certain conditions. The registration statement of which this prospectus is a part is being filed by us and the trust has exercised its right to include a portion of its shares in the registration statement.

        The selling stockholder may sell all, some or none of the shares being registered pursuant to this prospectus and any relevant prospectus supplement.

        In addition to the shares described above, as of April 20, 2010, Timothy Marquez also owned 859,517 shares of restricted stock granted pursuant to our 2005 stock incentive plan that are subject to future vesting requirements. Timothy Marquez will not in his personal capacity sell securities pursuant to this prospectus or any related prospectus supplement.

PLAN OF DISTRIBUTION

        We and the selling stockholder may sell securities under this prospectus and any relevant prospectus supplement to or through underwriters or dealers, directly to other purchasers or through agents. In addition, we and the selling stockholder may from time to time sell securities through a bidding or auction process, block trades, ordinary brokerage transactions or transactions in which a broker solicits purchasers. We and the selling stockholder may also use a combination of any of the foregoing methods of sale. We and the selling stockholder may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. We and the selling stockholder may offer securities in the same offering or in separate offerings. Any offers and sales of debt securities by us may include related offers and sales of guarantees by one or more of our subsidiaries.

        From time to time, we may exchange securities for indebtedness or other securities that we may have outstanding. In some cases, dealers acting for us or the selling stockholder may also purchase securities and re-offer them to the public by one or more of the methods described above.

        Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

        Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities may occur, they will be described in the applicable prospectus supplement or a document incorporated by reference to the extent required.

        With respect to the sale of any securities under this prospectus, the maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker or dealer will not be greater than eight percent (8%).

Primary Offering

        The issuer will provide required disclosure concerning the terms of the offering of the securities in a prospectus supplement or information incorporated by reference, including, to the extent applicable:

  •
  the name or names of underwriters, dealers or agents;

  •
  the purchase price of the securities and the proceeds the issuer will receive from the sale;

  •
  any underwriting discounts, commissions, and other items constituting underwriters' compensation;

  •
  any initial public offering price;

  •
  any commissions paid to agents;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the securities may be listed.

        The distribution of securities may be effected, from time to time, in one or more transactions, including:

  •
  underwritten offerings;

  •
  block transactions (which may involve crosses) and transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

  •
  ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

  •
  sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise;

  •
  sales in other ways not involving market makers or established trading markets, including direct sales to purchasers; and

  •
  any other method permitted pursuant to applicable law.

        Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act. Unless otherwise indicated, any agent will be acting on a best efforts basis for the period of its appointment.

        The issuer may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

        If underwriters are used in an offering, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable.

        If a dealer is used in the sale of the securities, the issuer or an underwriter will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

        The issuer may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement or document incorporated by reference, as applicable, will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

        Underwriters, dealers and agents may be entitled under agreements which may be entered into with the issuer to indemnification by the issuer against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by the issuer to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement or document incorporated by reference, as applicable, will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may be customers of, engage in transactions with or perform services for the issuer, its subsidiaries or affiliates in the ordinary course of business.

        In addition, the issuer may enter into derivative transactions with third parties, in which case the third parties may sell securities covered by this prospectus and the applicable prospectus supplement or incorporated document and received by those parties in settlement of a derivative position.

        To the extent required, this prospectus will be amended or supplemented from time to time to describe a specific plan of distribution.

        Other than common stock, all securities sold under this prospectus will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. The issuer cannot guarantee the liquidity of the trading markets for any securities.

Secondary Offering

        The selling stockholder may offer and sell shares of our common stock from time to time with this prospectus. We will not receive any of the proceeds of the sales of these shares.

        The selling stockholder may offer and sell shares with this prospectus directly to purchasers. The selling stockholder may donate, pledge or otherwise transfer in a non-sale related transaction its shares to any person so long as the transfer complies with applicable securities laws. As a result, donees, pledgees, transferees and other successors in interest that receive such shares as a gift, distribution or other non-sale related transfer may offer shares of common stock under this prospectus.

        The selling stockholder may from time to time offer shares through brokers, dealers, agents or underwriters. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholder (and, if they act as agent for the purchaser of the shares, from that purchaser). Any brokerage commissions, underwriting discounts and similar selling expenses attributable to the sale of shares covered by this prospectus by the selling stockholder will be borne by it. We have agreed to bear the other costs, fees and expenses incurred in connection with the registration of the offering of securities under this prospectus.

        Any brokers, dealers or agents who participate in the distribution of the shares by the selling stockholder may be deemed to be underwriters, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent may be deemed underwriting discounts and commissions under the Securities Act.

        A prospectus supplement or document incorporated by reference may be filed to disclose additional information with respect to any sale or other distribution of the shares.

        The selling stockholder may act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on the New York Stock Exchange or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale.

        The shares may be sold according to any one or more of the methods described above. In addition, subject to compliance with applicable law and company policy, the selling stockholder may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus. In some circumstances, for example, the selling stockholder may write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which it settles through delivery of the shares. These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus. The selling stockholder may offer and sell the shares under any other method permitted by applicable law.

        If a material arrangement with any broker-dealer or other agent is entered into for the sale of any shares of common stock through a block trade, special offering, exchange distribution, secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if necessary, disclosing the material terms and conditions of these arrangements.

        The selling stockholder may also sell its shares in accordance with Rule 144 under the Securities Act, or pursuant to other available exemptions from the registration requirements of the Securities Act, rather than pursuant to this prospectus.

        The selling stockholder may agree to indemnify any underwriter, broker, dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholder against certain liabilities, including certain liabilities under the Securities Act.

DESCRIPTION OF DEBT SECURITIES

        This prospectus describes certain general terms and provisions of debt securities that we may issue in the future. When we offer to sell a particular debt security, we will describe the specific terms of such debt security in the relevant prospectus supplement.

        The debt securities offered by this prospectus will be issued under one or more separate indentures between us and a trustee that we will identify in a prospectus supplement relating to the particular debt securities being offered. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the relevant prospectus supplement will supersede the terms described in this prospectus. Any such indenture will be qualified under, subject to and governed by, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The terms of our debt securities will include those set forth in the indentures and those made a part of the indentures by the Trust Indenture Act. The debt securities will be either senior or subordinated debt. Senior debt will be issued under a senior note indenture and subordinated debt will be issued under a subordinated note indenture. A form of senior indenture and a form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part. The indentures will be supplemented by supplemental indentures, the material provisions of which will be described in a prospectus supplement, which may amend or replace the forms of indenture. In the event such supplemental indenture conflicts with the forms of indenture, the terms of the supplemental indenture will control. The form of senior note indenture and the form of subordinated note indenture, as supplemented by any relevant supplemental indenture, are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures."

        We have summarized selected provisions of the indentures and the debt securities below. This summary does not restate those agreements in their entirety. This summary is not complete and is qualified in its entirety by reference to the indentures. You should carefully read the summary below, the relevant prospectus supplement and the provisions of the applicable indenture that may be important to you before investing in our debt securities. We urge you to read the indenture applicable to your investment because the indenture, and not this section, defines your rights as a holder of debt securities. For purposes of this summary, the terms "we," "our," "ours" and "us" refer only to Venoco and not to any of our subsidiaries.

        The debt securities may be guaranteed by certain of our subsidiaries. We may issue debt securities at any time and from time to time in one or more series under the indentures. The indentures may give us the ability to reopen a series of debt securities and issue additional debt securities of the same series. The indentures do not limit the amount of debt securities or other unsecured debt which we or our subsidiaries may issue.

General

        The senior debt securities will rank equally with all of our other senior debt. The subordinated debt securities will be subordinated and junior to all senior indebtedness. The debt securities may be secured or unsecured.

        The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement and a supplemental indenture relating to the particular series of debt securities being offered will include specific terms relating to the offering and the securities. These terms may include:

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  the title and form of the debt securities, including the form of the certificate of authentication for such debt securities;

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  the aggregate principal amount of the debt securities being offered, and any limit on the amount that may be issued;

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  the date or dates, or the method of determining the dates, on which the debt securities will mature;

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  the interest rate or rates of the debt securities, or the method of determining those rates, the date interest will begin to accrue, the interest payment dates, the place(s) of payment and the regular record dates;

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  whether the debt securities are secured or unsecured and, if secured, by which assets and the terms of the security interest;

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  our right, if any, to extend the interest payment periods and the duration of such extension, or to reopen a series of debt securities and issue additional debt securities of the same series;

  •
  the terms of subordination of any series of subordinated debt;

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  the period or periods within which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

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  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities;

  •
  whether the indenture restricts our ability or the ability of our subsidiaries to:

  •
  incur additional indebtedness;

  •
  issue additional securities;

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  create liens;

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  pay dividends or make distributions in respect of our capital stock or the capital stock of our subsidiaries;

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  redeem capital stock;

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  place restrictions on our subsidiaries' ability to pay dividends, make distributions or transfer assets;

  •
  make investments or other restricted payments;

  •
  sell, assign or otherwise dispose of assets;

  •
  enter into sale/leaseback transactions;

    •
    engage in transactions with stockholders or affiliates;

    •
    issue or sell stock of our subsidiaries; or

    •
    effect a consolidation or merger;

  •
  whether the indenture requires us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

  •
  a discussion of certain material or special United States federal income tax considerations applicable to the debt securities including provisions relating to original discount securities, if offered;

  •
  whether the debt securities will be convertible or exchangeable into or for common stock or preferred stock and the conversion price or exchange ratio, the conversion or exchange period and any other conversion or exchange provisions;

  •
  information describing any book-entry features;

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  any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

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  the portion of the principal amount of the debt security payable upon the acceleration of maturity if other than the entire principal amount of the debt securities;

  •
  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations;

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  the method of determining the amount of any payments on the debt securities which are linked to an index;

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  whether the debt securities will be issued in the form of one or more global securities in temporary or definitive form and who the depositary will be;

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  any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants;

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  whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

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  any terms relating to modification of the terms of the debt securities or rights of the holders of such debt securities;

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  whether the securities will be guaranteed by any of our subsidiaries, including the identity of the subsidiaries and the terms of any subordination of such guarantee;

  •
  any other specific terms of the debt securities.

        Unless otherwise specified in the relevant prospectus supplement, (i) the debt securities will be registered debt securities and (ii) debt securities denominated in U.S. dollars will be issued, in the case of registered debt securities, in denominations of $1,000 or an integral multiple of $1,000 and, in the case of bearer debt securities, in denominations of $5,000. Debt securities may bear legends required by United States federal tax law and regulations.

        Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest during all or a part of the time that these debt securities are outstanding or bear interest at below-market rates and will be sold at a discount below their stated principal amount at maturity. The prospectus supplement will also contain special tax, accounting or other information relating to original issue discount securities or relating to other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

Subordination

        Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, whether existing at the date of the subordinated indenture or subsequently incurred. The subordinated indenture provides that no payment of principal, interest or any premium on the subordinated debt securities may be made in the event:

  •
  of any insolvency, bankruptcy or similar proceeding involving us or our property; or

  •
  we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.

        The subordinated indenture does not limit the amount of senior debt that we may incur.

        Unless we state otherwise in a prospectus supplement, "senior debt" will be defined in the subordinated indenture to include all notes or other evidences of indebtedness, including guarantees given by us, for money borrowed by us, including principal of and any interest or premium on such amounts, whether incurred on, before or after the date of the subordinated indenture, that is not expressed to be subordinate or junior in right of payment to any of our other indebtedness.

Exchange, Registration and Transfer

        Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency we maintain for these purposes, without the payment of any service charge, except for any tax or governmental charges. The senior trustee initially will be the designated security registrar in the United States for the senior debt securities. The subordinated trustee initially will be the designated security registrar in the United States for the subordinated debt securities.

        In the event of any redemption in part of any class or series of debt securities, we will not be required to:

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  issue, register the transfer of, or exchange, debt securities of any series during the 15 days immediately preceding:

  •
  the day of mailing of the relevant notice of redemption, if debt securities of the series are issuable only as registered debt securities, or

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  the day of the first publication of the relevant notice of redemption, if debt securities of the series are issuable as bearer debt securities and such publication is made;

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  register the transfer of, or exchange, any registered debt security selected for redemption, in whole or in part, except the unredeemed portion of any registered debt security being redeemed in part; or

  •
  exchange any bearer debt security selected for redemption, except to exchange it for a registered debt security which is simultaneously surrendered for redemption.

        We may at any time designate additional security registrars or rescind the designation of any security registrar or approve a change in the office through which any security registrar acts.

Payment and Paying Agent

        Unless we otherwise indicate in the relevant prospectus supplement, we will make payment of the interest on any debt securities on any fully registered interest payment date to the person in whose name the debt securities are registered at the close of business on the regular record date for the interest and on any bearer debt securities, upon presentation at the office of the designated paying agent.

        We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agent designated by us. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the relevant prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series.

        All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Consolidation, Merger, Sale or Conveyance

        We may, without the consent of the holders of the debt securities, merge into or consolidate with any other person, or convey or transfer all or substantially all of our company's properties and assets to another person provided that the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures.

        The remaining or acquiring person will be substituted for our company in the indentures with the same effect as if it had been an original party to the indenture. If the debt securities are convertible for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provision for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale. A prospectus supplement and supplemental indenture will describe any other limitations on the ability of our company to merge into, consolidate with, or convey or transfer all or substantially all or our properties and assets to, another person.

Global Securities

        The indentures will provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company ("DTC"). A global security represents one or any other number of individual debt securities. Generally all debt securities represented by the same global securities will have the same terms.

        A global security may not be transferred to or registered in the name of anyone other than DTC or its nominee, unless special termination situations arise. As a result of these arrangements, DTC, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Therefore, an investor whose security is represented by a global security will not be the registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.

        Bearer Securities.    The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer debt securities delivered in exchange for a portion of a definitive global debt security to any location in the United States.

        U.S. Book-Entry Securities.    Debt securities of a series represented by a definitive global registered debt security and deposited with or on behalf of a depositary in the United States will be represented by a definitive global debt security registered in the name of the depositary or its nominee. Upon the issuance of a global debt security and the deposit of the global debt security with DTC, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global debt security to the accounts of participating institutions that have accounts with the depositary or its nominee. The accounts to be credited shall be designated by the underwriters or agents for the sale of U.S. book-entry debt securities or by us, if these debt securities are offered and sold directly by us.

        Ownership of U.S. book-entry debt securities will be limited to participants or persons that have accounts with DTC, or persons that may hold interests through those participants. In addition, ownership of U.S. book-entry debt securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee for the definitive global debt security or by participants or persons that hold through participants.

        So long as DTC or its nominee is the registered owner of a global debt security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the U.S. book-entry debt securities represented by that global debt security for all purposes under the indenture. Payment of principal of, and premium and interest, if any, on, U.S. book-entry debt securities will be made to DTC or its nominee as the registered owner or the holder of the global debt security representing the U.S. book-entry debt securities. Owners of U.S. book-entry debt securities:

  •
  will not be entitled to have the debt securities registered in their names;

  •
  will not be entitled to receive physical delivery of the debt securities in definitive form; and

  •
  will not be considered the owners or holders of the debt securities under the indenture.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form. These laws impair the ability to purchase or transfer U.S. book-entry debt securities.

        DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

        We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

        DTC has advised us as follows:

  •
  DTC is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

  •
  DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

  •
  DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

  •
  DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

        If DTC is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to its beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Satisfaction and Discharge; Defeasance

        We may be discharged from our obligations on the debt securities of any class or series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash and/or Government Obligations (as defined in the indenture) to pay all the principal, interest and premium, if any, due to the stated maturity or redemption date of the debt securities and comply with the other conditions set forth in the applicable indenture. The principal conditions that we must satisfy to discharge our obligations on any debt securities are (1) pay all other sums payable with respect to the applicable series of debt securities and (2) deliver to the trustee an officers' certificate and an opinion of counsel which state that the required conditions have been satisfied.

        Each indenture contains a provision that permits us to elect to be discharged from all of our obligations with respect to any class or series of debt securities then outstanding. However, even if we effect a legal defeasance, some of our obligations will continue, including obligations to:

  •
  maintain and apply money in the defeasance trust;

  •
  register the transfer or exchange of the debt securities;

  •
  replace mutilated, destroyed, lost or stolen debt securities, if applicable; and

  •
  maintain a registrar and paying agent in respect of the debt securities.

        The indenture also permits us to elect to be released from our obligations under specified covenants and from the consequences of an event of default resulting from a breach of those covenants. To make either of the above elections, we must deposit in trust with the trustee cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars, which through the payment of principal, interest and premium, if any, under their terms will provide sufficient amounts, without reinvestment, to repay in full those debt securities. As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance and will be subject to U.S. federal income tax in the same amount and in the same manner and times as would have been the case if the deposit and defeasance had not occurred. In the case of a legal defeasance only, the opinion of counsel must be based on a ruling of the U.S. Internal Revenue Service or on a change in law or regulation occurring after the date of the indenture.

Events of Default, Notice and Waiver

        The indenture defines an event of default with respect to any class or series of debt securities as one or more of the following events:

  •
  failure to pay interest on any debt security of the class or series for 90 days;

  •
  failure to pay the principal of or any premium on any debt securities of the class or series when due;

  •
  failure to observe or perform any other covenant contained in the debt securities or the indentures, and the failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series;

  •
  occurrence of an event of bankruptcy, insolvency or reorganization set forth in the indenture; or

  •
  any other event of default included in the relevant indenture or supplemental indenture.

        An event of default for a particular class or series of debt securities will not necessarily constitute an event of default for any other class or series of debt securities issued under an indenture.

        In the case of an event of default arising from events of bankruptcy or insolvency set forth in the indenture, all outstanding debt securities will become due and payable immediately without further action or notice. If any other event of default as to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare all the debt securities to be due and payable immediately.

        The holders of a majority in aggregate principal amount of the debt securities then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of that series waive any existing default or event of default and its consequences under the applicable indenture, as long as (a) we or our guarantors have paid or deposited with the trustee a sum sufficient to pay all matured installments of interest then due, and (b) all other defaults have been remedied or waived.

        The indenture requires the trustee, within 90 days after the occurrence of an event of default known to it with respect to any outstanding class or series of debt securities, to give the holders of that class or series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The term "default" for the purpose of this provision means any event, act or condition that is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of that series.

        Other than the duty to act with the required standard of care during an event of default, a trustee will not be obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable security and indemnity. The indenture provides that the holders of a majority in principal amount of outstanding debt securities of any class or series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee if the direction would not conflict with any rule of law or with the indenture. However, the trustee may take any other action that it deems proper which is not inconsistent with any direction and may decline to follow any direction if it in good faith determines that the directed action would involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

        A holder of the debt securities of any class or series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

  •
  the holder has given written notice to the trustee of a continuing event of default with respect to that series;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

  •
  the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

        These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

        The indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

Modification of the Indentures

        We and the applicable trustee may modify an indenture without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other changes which do not adversely affect the holders in any material respect.

        We and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. The indentures provide that specified consents, waivers and other actions may be given by the holders of a specified percentage of outstanding debt securities of all series affected by the modification or amendment, acting as one class. However, without the consent of each affected holder, no modification may:

  •
  change the stated maturity of any debt security;

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  reduce the principal, premium, if any, or rate of interest on any debt security;

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  reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture; or

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  release any guarantor from any of its obligations under its guarantee or the indenture.

Replacement of Securities

        We will replace debt securities that have been mutilated at the expense of the holder upon surrender of the mutilated debt security to the trustee, where applicable. We will replace debt securities that become destroyed, stolen, or lost at the expense of the holder upon delivery to the trustee of evidence of its destruction, loss, or theft satisfactory to us and the trustee. In the case of a destroyed, lost, or stolen debt security, the holder of the debt security may be required to provide reasonable security or indemnity to the trustee and us before a replacement debt security will be issued.

Governing Law

        The indentures and the debt securities will be governed by, and construed under, the laws of the state of New York, except to the extent the Trust Indenture Act applies.

Notices

        In most instances, notices to holders of bearer debt securities will be given by publication at least once in a daily newspaper in New York, New York and in London, England and in other cities as may be specified in the bearer debt securities and will be mailed to those persons whose names and addresses were previously filed with the applicable trustee, within the time prescribed for the giving of the notice. Notices to holders of registered debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Title

        Title to any bearer debt securities and any related coupons will pass by delivery. We, the trustee, and any agent of ours or the trustee may treat the holder of any bearer debt security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any registered debt security as the absolute owner of that debt security for the purpose of making payment and for all other purposes, regardless of whether or not that debt security or coupon shall be overdue and notwithstanding any notice to the contrary.

Concerning the Trustees

        We may from time to time maintain lines of credit, and have other customary banking relationships, with any trustee.

Conversion or Exchange

        We may issue debt securities that we may convert or exchange into common stock or other securities, property or assets. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the relevant prospectus supplement. The conversion or exchange may be mandatory, at a noteholder's option, or at our option. The relevant prospectus supplement will describe the manner in which the shares of common stock or other securities, property or assets a noteholder would receive would be issued or delivered.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of:

  •
  200 million shares of common stock, par value $.01 per share, of which 54,450,860 shares were issued and outstanding as of March 31, 2010; and

  •
  20 million shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding as of March 31, 2010.

        The rights of our stockholders will be governed by Delaware law, our amended and restated certificate of incorporation and our bylaws. The following is a summary of the material terms of our capital stock and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, each of which is incorporated by reference in this prospectus.

Common Stock

        Dividend and Liquidation Rights.    Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends. As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the Delaware General Corporation Law (the "DGCL") also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Our existing debt agreements currently prohibit us from paying dividends on our common stock.

        In the event of our liquidation, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

        The right of holders of our common stock to receive dividends and distributions upon liquidation will be subject to the satisfaction of any applicable preference granted to the holders of any preferred stock that may then be outstanding.

        Voting and Other Rights.    Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. The affirmative vote of at least 66 2/3% of our outstanding voting stock will be required to amend or repeal provisions of our certificate of incorporation relating to the number and classification of our directors, indemnification of officers and directors and certain other matters.

        No Preemptive, Conversion or Redemption Rights.    The common stock has no preemptive, conversion or exchange rights and is not subject to further calls or assessment by us. There are no redemption, retraction, purchase for cancellation or sinking fund provisions applicable to the common stock, nor are there any provisions discriminating against any existing or prospective holder of common stock as a result of such holder owning a substantial amount of common stock. There are no restrictions on alienability of the common stock subject to this registration statement.

Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. With respect to any series of preferred stock, our board of directors is authorized to determine the terms and rights of that series, including:

  •
  the designation of the series and the number of shares to constitute the series;

  •
  the dividend rate of the series, the conditions and dates upon which such dividends will be payable, the relation which such dividends will bear to the dividends payable on any other class or classes of stock, and whether such dividends will be cumulative or noncumulative;

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  whether the shares of the series will be subject to redemption by us and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

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  the extent, if any, to which holders of shares of the series will have preemptive rights;

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  the terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

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  whether or not the shares of the series will be convertible into or exchangeable for shares of any other class or classes of stock, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

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  the extent, if any, to which the holders of shares of the series will be entitled to vote with respect to the election of directors or otherwise;

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  the restrictions, if any, on the issue or reissue of any additional shares of preferred stock of that series;

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  the rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the corporation;

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  any restriction on alienability of shares of the series, or any provision discriminating against any existing or prospective holder of such shares as a result of such holder owning a substantial amount of shares of such series; and

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  any restriction on the repurchase or redemption of shares by us while there is any arrearage in the payment of dividends or sinking fund installments.

        We could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. We will make any determination to issue preferred stock based on our judgment as to the best interests of our company and our stockholders. In so acting, we could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their common stock over the then-current market price of the common stock.

Authorized but Unissued Capital Stock

        Delaware law generally does not require stockholder approval for any issuance of authorized shares. However, the rules of the New York Stock Exchange generally require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. Additional shares may be issued for a variety of corporate purposes, including to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved common stock and preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at a premium to prevailing market prices.

Certain Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

        Our certificate of incorporation and bylaws also contain provisions that we describe in the following paragraphs, which may delay, defer, discourage or prevent a change in control of our company, the removal of our existing management or directors, or an offer by a potential acquirer to our stockholders, including an offer by a potential acquirer at a price higher than the market price for the stockholders' shares.

        Special Stockholders' Meetings.    Our certificate of incorporation provides that special meetings of the stockholders may be called only by the chairman of the board, the CEO or, upon the written request of a majority of the board of directors, any of our officers.

        Classified Board of Directors.    Our certificate of incorporation provides that our board of directors is to be divided into three classes, designated as Class I, Class II and Class III. At each annual meeting of stockholders, successors to the directors whose terms expired at that annual meeting will be elected for a three-year term.

        Board Vacancies to be Filled by Remaining Directors and Not Stockholders.    Our certificate of incorporation provides that any vacancies on our board will be filled by the affirmative vote of the majority of the remaining directors, even if such directors constitute less than a quorum. No such vacancy will be filled by our stockholders.

        Requirements for Advance Notification of Stockholder Proposals and Director Nominations.    Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. These provisions may preclude stockholders from bringing matters before a stockholders' meeting or from making nominations for directors at a stockholders' meeting.

        Action by Written Consent.    Under our certificate of incorporation, stockholders may take action by written consent only if the action is first approved by our board of directors.

        No Cumulative Voting.    Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Delaware Anti-Takeover Law

        Our company is a Delaware corporation subject to the provisions of Section 203 of the DGCL, an anti-takeover law. Generally, this statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder, unless:

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  prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        A "business combination" includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is:

  •
  the owner of 15% or more of the outstanding voting stock of a corporation;

  •
  an affiliate or associate of a corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and

  •
  an affiliate or associate of the persons described above.

        We anticipate that the provisions of Section 203 may encourage parties interested in acquiring us to negotiate in advance with our board because the 66 2/3% stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder. Neither the Marquez Trust nor its trustees, Timothy and Bernadette Marquez, will be deemed to be an interested stockholder for the purposes of Section 203.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.

DESCRIPTION OF WARRANTS

        We may issue warrants independently or together with preferred stock, common stock or debt securities and may attach warrants to any offered securities. Each class or series of warrants may be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. You should refer to the provisions of the warrant agreement that will be filed with the SEC in connection with an offering of warrants for the complete terms of the warrant agreement.

        The relevant prospectus supplement will describe the terms of any warrants offered, including but not limited to the following:

  •
  the number of warrants offered;

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  the offering price for the warrants;

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  the currency or currencies in which the prices of the warrants may be payable;

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  the aggregate number of the warrants;

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  the securities or other rights for which the warrants are exercisable;

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  the amount of securities purchasable upon exercise of each warrant and the price at which and the currency or currencies in which the securities may be purchased upon such exercise;

  •
  the events or conditions under which the amount of securities may be subject to adjustment;

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  if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

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  if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

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  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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  the redemption or call provisions, if any, applicable to the warrants;

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  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

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  the circumstances, if any, that will cause the warrants to be deemed to be automatically exercised;

  •
  any material risk factors relating to such warrants;

  •
  if applicable, the identity of the warrant agent; and

  •
  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

        Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

        Prospective purchasers of warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The relevant prospectus supplement will describe such considerations, to the extent they are material, as they apply generally to purchasers of such warrants.

        At March 31, 2010, there were no outstanding warrants to purchase any of our securities.

DESCRIPTION OF GUARANTEES

        Some or all of our subsidiaries may issue guarantees of debt securities that we offer in any prospectus supplement. Each guarantee will be issued under a supplement to an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following:

  •
  the series of debt securities to which the guarantees apply;

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  whether the guarantees are secured or unsecured;

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  whether the guarantees are senior or subordinate to other guarantees or debt;

  •
  the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

  •
  the additional terms of the guarantees.

        Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture. Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the obligations of each guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor's obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

LEGAL MATTERS

        Davis Graham & Stubbs LLP of Denver, Colorado has provided its opinion on the validity of the securities offered by this prospectus. If legal matters in connection with offerings made under this prospectus are acted on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement to the extent required.

EXPERTS

        The consolidated financial statements of Venoco, Inc. as of December 31, 2009 and 2008, and for the years then ended, included in Venoco, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of Venoco, Inc.'s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The 2007 consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        Estimates of our oil and natural gas reserves and related information included and incorporated by reference in this prospectus have been derived from engineering reports prepared by DeGolyer & MacNaughton. The estimates have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. We maintain a link to investor relations information on our website, www.venocoinc.com, where we make available, free of charge, our filings with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We also make available on our website copies of the charters of the audit, compensation and corporate governance/nominating committees of our board of directors, our code of business conduct and ethics and our corporate governance guidelines. Stockholders may request a printed copy of these governance materials or any exhibit to this report by writing to the Corporate Secretary, Venoco, Inc., 370 Seventeenth Street, Denver, Colorado 80202, Suite 3900. You may also read and copy any materials we file with the SEC at the SEC's Public Reference Room, which is located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Information regarding the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov that contains the documents we file with the SEC. Our website and the information contained on or connected to our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

        We have filed with the SEC a Registration Statement on Form S-3 (together with all exhibits, amendments and supplements, the "Registration Statement") of which this prospectus constitutes a part, under the Securities Act. This prospectus does not contain all of the information set forth in the

Registration Statement, certain parts of which are omitted in accordance with the rules of the SEC. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this prospectus, any prospectus supplement or any document incorporated herein or therein by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. Copies of the Registration Statement are on file at the offices of the SEC, and may be inspected without charge at those offices, the address of which is set forth above, and copies may be obtained from the SEC at prescribed rates. The Registration Statement has been filed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the SEC web site at www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus.

        The following documents, which were previously filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2009; and

  •
  the description of our capital stock contained in our Registration Statement on Form S-1, as amended (File No. 333-130478), and incorporated by reference into our Registration Statement on Form 8-A under the Exchange Act filed with the SEC on November 14, 2006.

        All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of filing the initial registration statement of which this prospectus is a part but prior to effectiveness of such registration statement, or subsequent to the date of effectiveness of such registration statement but prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus and shall be a part hereof from the date of filing of such reports and documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

        You may receive a copy of any document incorporated herein by reference (excluding exhibits to those documents unless they are specifically incorporated by reference in those documents), at no cost, by writing or calling Venoco, Inc., 370 Seventeenth Street, Denver, Colorado 80202, Suite 3900, Attention: Secretary. Our telephone number is (303) 626-8300.

4,000,000 Shares

COMMON STOCK

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